UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SEMPRA ENERGY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg.  (S)  240.14a-101.

SEC  1913  (3-99)

SEMPRA ENERGY

101 Ash Street

San Diego, California 92101-3017

(877) 736-7721

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m., local time, on Thursday, April 26, 2007

Place	The Hilton Orange County/Costa Mesa, 3050 Bristol Street, Costa Mesa, California

Items of Business

(1)      Elect three directors for a one-year term.

(2)      Ratify independent registered public accounting firm.

(3)      Vote upon three shareholder proposals, if properly presented at the meeting.

(4)      Consider other matters that may properly come before the meeting.

Adjournments and Postponements	The items of business to be considered at the Annual Meeting may be considered at the meeting or at any adjournment or postponement of the meeting.

Record Date	You are entitled to vote only if you were a Sempra Energy shareholder at the close of business on March 2, 2007.

Meeting Admission

You are entitled to attend the Annual Meeting only if you were a Sempra Energy shareholder at the close of business on March 2, 2007 or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are a shareholder of record or hold shares through our Direct Registration Plan or Employee Savings Plans, an admission ticket is attached to your proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring the admission ticket, your name must be verified against our list of registered shareholders and plan participants.

If your shares are not registered in your name but are held in “street name” through a broker, trustee or other nominee, you must provide proof of beneficial ownership at the record date, such as your most recent account statement prior to March 2, 2007, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m. and you should allow ample time for the check-in procedures.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers—How You Can Vote” beginning on page 2 of this proxy statement and to the instructions on your proxy or voting instruction card.

This Notice of Annual Meeting and Proxy Statement and the accompanying form of proxy or voting instruction are being mailed to shareholders beginning March 13, 2007.

Catherine C. Lee

Corporate Secretary

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

The Board of Directors of Sempra Energy is providing these proxy materials to you in connection with our Annual Meeting of Shareholders. The meeting will be held on Thursday, April 26, 2007. As a shareholder, you are invited to attend the meeting and you are being requested to vote on the items of business described in this proxy statement.

QUESTIONS AND ANSWERS

Proposals to be Voted on

1. What items of business will be voted on at the Annual Meeting?

The items of business expected to be voted on at the Annual Meeting are:

•	The election of three directors for a term of one year.

•	The ratification of Deloitte & Touche as our independent registered public accounting firm for 2007.

•	Three shareholder proposals, if they are properly presented at the meeting.

2. What are my voting choices?

In electing directors, you may vote “FOR” all or some of the nominees or you may “WITHHOLD” your vote from one or more nominees. For the other items of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting.

Your shares will be voted as you specifically instruct. If you sign your proxy or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the meeting. If voting instructions for shares that you hold in our Employee Savings Plans are not timely received, the shares will be voted in the same manner and proportion as shares for which instructions are received from other plan participants.

3. How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of its three nominees for election to the board; “FOR” the ratification of our independent registered public accounting firm for 2007; and “AGAINST” each of the shareholder proposals.

4. What vote is required to approve each item?

To conduct business at the Annual Meeting, a quorum consisting of a majority of our shares must be present in person or represented by proxy.

In electing directors, the three director nominees who receive the highest number of “FOR” votes will be elected. Approval of the other proposals requires the “FOR” vote of a majority of the shares voting on the proposal, and the majority approval must also represent more than 25% of our outstanding shares.

If your shares are held in the name of a broker and you do not provide instructions as to how your shares are to be voted, your broker may have authority to vote them in its discretion on some of the proposals to be voted on at the Annual Meeting. Your broker may be prohibited from voting your shares on other proposals, and these “broker non-votes” and abstentions will be counted only for the purpose of determining whether a quorum is present and not as votes cast.

5. What happens if additional items are presented at the Annual Meeting?

We are not aware of any item that may be voted upon at the Annual Meeting that is not described in this proxy statement. However, shareholder proponents of proposals that have been excluded from this proxy statement in accordance with the rules of the Securities and Exchange Commission may seek to present them at the meeting. The holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on the excluded proposals and any additional matters that may be voted on at the meeting, including matters incidental to the conduct of the meeting. If for any reason any of the nominees for election as directors is unavailable to serve, the Board of Directors may reduce the number of directors to be elected or the proxy holders may vote for another candidate nominated by the board.

6. Is my vote confidential?

Our Employee Savings Plans automatically provide confidential voting. Other shareholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card, voting instruction or ballot. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is appropriate to assert or defend any claim relating to voting. They also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaged in the opposing solicitation provide shareholders with voting confidentiality comparable to that which we provide.

7. Where can I find the results of the voting?

We intend to announce preliminary voting results at the Annual Meeting and to publish final results in our Quarterly Report on Form 10-Q for the first quarter of 2007 that we will file with the Securities and Exchange Commission. The report will be available on our website at www.shareholder.com/sre/edgar2.cfm.

How You Can Vote

8. What shares can I vote?

Shares of our common stock that are outstanding as of the close of business on March 2, 2007, the Record Date for the Annual Meeting, are entitled to one vote per share on each item voted upon at the meeting. You may vote all shares owned by you on the Record Date, including (a) shares held directly in your name as the shareholder of record, and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee. On the Record Date, 264,961,417 shares of our common stock were outstanding.

9. What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of the shares and these proxy materials are being sent directly to you by the company. As the shareholder of record, you have the right to grant a proxy to vote your shares to the company or another person, or to vote your shares in person at the Annual Meeting. We have enclosed a proxy card for you to use in voting your shares.

Beneficial Owner

If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Annual Meeting. Your broker, trustee or other nominee has forwarded these proxy materials to you and enclosed a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

10. How can I vote in person at the Annual Meeting?

You may vote in person at the Annual Meeting those shares that you hold in your name as the shareholder of record. You may vote in person shares for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the broker, trustee or other nominee that is the registered holder of your shares.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend.

11. How can I vote without attending the Annual Meeting?

Whether you hold your shares as the shareholder of record or as the beneficial owner, you may direct how your shares are to be voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares as the beneficial owner, you may vote by submitting voting instructions to your broker, trustee or other nominee.

For directions on how to vote, please refer to the following instructions and those included on your enclosed proxy or voting instruction card.

Voting by Internet—Shareholders of record may submit proxies through the Internet by following the “Vote by Internet” instructions on their proxy cards. Most shareholders who hold shares as the beneficial owner also may vote through the Internet by accessing the website specified on their voting instruction card or in other information provided by their brokers, trustees or nominees. Please check this information for Internet voting availability.

Voting by Telephone—Shareholders of record who live in the United States, Canada or Puerto Rico may submit proxies by telephone by following the “Vote by Telephone” instructions on their proxy card. Most shareholders who hold shares as the beneficial owner who live in the United States, Canada or Puerto Rico also may vote by telephone by calling the number specified on their voting instruction card or in other information provided by their brokers, trustees or nominees. Please check this information for telephone voting availability.

Voting by Mail—Shareholders of record and shareholders who hold shares as the beneficial owner may vote by mail by signing and dating their enclosed proxy or voting instruction card and returning it in the accompanying envelope.

12. What is the deadline to vote?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the Annual Meeting.

If you hold shares in our Employee Savings Plans, your voting instructions must be received by 9:00 a.m. Eastern time on Monday April 23, 2007 for the plan trustee to vote your shares.

If you hold shares as the beneficial owner, please follow the voting instructions provided by your broker, trustee or other nominee.

13. May I change my vote?

Yes. You may change your vote at any time prior to the vote at the Annual Meeting, except that any change to your voting instructions for shares held in our Employee Savings Plans must be received by 9:00 a.m. Eastern time on Monday, April 23, 2007.

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary at the address below in Question 16 prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

For shares you hold as the beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from the nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

14. Who will serve as inspector of elections?

The inspector of elections will be Computershare Trust Company.

Attending the Annual Meeting

15. How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Sempra Energy shareholder at the close of business on March 2, 2007 or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are a shareholder of record or hold shares through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is attached to the enclosed proxy or voting instruction card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring your admission ticket, your name must be verified against our list of shareholders of record and plan participants.

If you are not a shareholder of record but hold shares in street name through a broker, trustee or other nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 2, 2007, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m., and you should allow ample time for the check-in procedures.

Shareholder Proposals and Director Nominations

16. What is the deadline to submit shareholder proposals to be included in the proxy materials for next year’s Annual Meeting of Shareholders?

Shareholder proposals that are intended to be included in company-sponsored proxy materials for next year’s Annual Meeting must be received by our Corporate Secretary no later than November 13, 2007. They should be submitted to the following address:

Corporate Secretary Sempra Energy 101 Ash Street San Diego, California 92101-3017 Fax: (619) 696-4508

Shareholder proponents must meet the eligibility requirements of the Securities and Exchange Commission’s Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the rule to be included in our proxy materials.

17. How may I nominate director candidates or present other business for consideration at an Annual Meeting?

Shareholders who wish to present director nominations or other business at an Annual Meeting must give written notice of their intention to do so to our Corporate Secretary at the address set forth in Question 16. We must receive the notice at least 60 days but not more than 120 days before the date corresponding to the date of the last meeting. The notice also must include the information required by our bylaws, which may be obtained as provided in Question 24.

The time for us to receive nominations and proposals for the 2007 Annual Meeting has expired. The period for the receipt of nominations and proposals for the 2008 Annual Meeting will begin on December 27, 2007 and end on February 25, 2008.

These requirements do not apply to shareholder proposals intended for inclusion in our proxy materials that are described in Question 16 or to questions that a shareholder may wish to ask at the Annual Meeting.

18. How may I recommend candidates to serve as directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of the Board of Directors by writing to our Corporate Secretary at the address set forth in Question 16. A recommendation must be accompanied by a statement from the candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the committee to make an informed decision as to whether further consideration of the candidate would be warranted.

Proxy Materials and Solicitation of Proxies

19. Who pays the cost of soliciting votes for the Annual Meeting?

Sempra Energy is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Our directors, officers and employees also may solicit votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We also have hired Morrow & Co., Inc. to assist us in distributing proxy materials and soliciting votes. We will pay a base fee of $13,000 plus customary costs and expenses for these services.

We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to beneficial shareholders.

20. How may I obtain a separate set of proxy materials?

If you share an address with another shareholder, you may receive only one set of our proxy materials (including our Annual Report to Shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copies by contacting our proxy solicitor, Morrow & Co., at:

Morrow & Co., Inc.

(800) 654-2468

sempra.info@morrowco.com

If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please call our transfer agent, Computershare Investor Services, at:

(877) 773-6772 (U.S. and Canada)

(781) 575-2726 (International)

If you hold shares beneficially in street name and you wish to receive a separate set of proxy materials in the future, please call Automatic Data Processing at:

(800) 542-1061

All shareholders also may write to us at the address below to request a separate copy of these materials:

Sempra Energy

Attn: Shareholder Services

101 Ash Street

San Diego, CA 92101-3017

www.investor@sempra.com

21. How may I request a single set of proxy materials for my household?

If you share an address with another shareholder and have received multiple copies of our proxy materials, you may write us at the address in Question 20 to request delivery of a single copy of these materials.

22. How may I request an electronic copy of the proxy materials?

If you are a record shareholder and wish to request electronic delivery of proxy materials in the future, please sign up at:

www.eTree.com/SempraEnergy

If you hold shares through our Employee Saving Plans and wish to request electronic delivery, please sign up at:

www.econsent.com/sre

23. What should I do if I receive more than one set of proxy materials?

You may receive more than one set of proxy materials, including multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy and voting instruction card that you receive.

Obtaining Additional Information

24. How may I obtain financial information and other information about Sempra Energy?

Our consolidated financial statements are included in our Annual Report to Shareholders that is being mailed to you together with this proxy statement.

Additional information regarding the company is included in our Annual Report on Form 10-K, which we file with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Our Form 10-K and other information that we file with the Securities and Exchange Commission are available on our website at www.shareholder.com/sre/edgar2.cfm. We will also furnish a copy of our 2006 Form 10-K (excluding exhibits except those that are specifically requested) without charge to any shareholder who so requests by writing to us at the address set forth in Question 20.

By writing to us shareholders also may obtain, without charge, a copy of our bylaws, corporate governance guidelines, codes of conduct and charters of our board committees. These are also available on our website at www.sempra.com/aboutUs/governance.

25. What if I have questions for Sempra Energy’s transfer agent?

If you have questions concerning share certificates, dividend checks, transfer of ownership or other matters relating to your share account, please contact our transfer agent at the following address or phone number:

Computershare Trust Company, N.A.

P.O. Box 43069

Providence, RI 02940-3069

(877) 773-6772 (U.S. and Canada)

(781) 575-2726 (International)

A dividend reinvestment and direct stock purchase program is also available through Computershare. For information about this program, please contact Computershare at the address or the phone number listed above.

26. Who can help answer any additional questions?

If you have any additional questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

Morrow & Co., Inc.

470 West Avenue

Stamford, CT 06902

Shareholders Call:

(800) 607-0088 (U.S. and Canada)

(203) 658-9400 (International)

Banks and Brokers Call Collect:

(203) 658-9400

If you need additional copies of this proxy statement or voting materials, please contact Morrow & Co. as described above or send an e-mail to sempra.info@morrowco.com.

CORPORATE GOVERNANCE

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company and our chief executive officer and the other officers to whom the board has delegated day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. It has also adopted a Code of Business Conduct and Ethics for Directors and Officers, and officers are also subject to Business Conduct Guidelines that apply to all employees.

Several standing committees assist the board in carrying out its responsibilities. Each operates under a written charter adopted by the board.

Our governance guidelines, committee charters and codes of conduct are posted on our website at www.sempra.com. Printed copies may be obtained upon request by writing to: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Board of Directors

Functions

In addition to its oversight role, our Board of Directors performs a number of specific functions, including:

•	Selecting the chief executive officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management.

•	Assessing and monitoring risks and risk-management strategies.

•	Reviewing and approving significant corporate actions.

•

Reviewing and monitoring processes designed to maintain the integrity of the company, including financial reporting, compliance with legal and ethical obligations, and relationships with shareholders, employees, customers, suppliers and others.

•	Planning for management succession.

•	Selecting director nominees, appointing board committee members and overseeing effective corporate governance.

Director Independence

The Board of Directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange. These provide that a director is “independent” only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors. In its most recent review, the board considered, among other things, the absence of any current or previous employment relationships between the company and its directors (other than its two officer directors) and their families, the absence of any affiliation of the company’s directors and their families with the company’s independent registered public accounting firm, compensation consultants, legal counsel and other consultants and advisors, the insignificant nature and amount of the company’s business with and contributions to profit and non-profit organizations with which the directors and members of their families are associated, and the absence of any transactions with directors and members of their families that would require disclosure in this proxy statement under Securities and Exchange Commission rules regarding related party transactions.

Based upon this review, the board has affirmatively determined that, other than Donald Felsinger and Neal Schmale who are also executive officers of the company, all of the company’s directors are independent. The independent directors are:

James G. Brocksmith, Jr.	Richard A. Collato
Wilford D. Godbold, Jr.	William D. Jones
Richard G. Newman	William G. Ouchi
William C. Rusnack	William P. Rutledge

Board and Committee Meetings; Executive Sessions; Annual Meetings of Shareholders

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as immediate issues facing the company. At least once a year, the board also reviews management’s long-term strategic and financial plans and management’s expectations regarding strategic and financial issues that the company may face in the foreseeable future.

The Chairman of the Board establishes the agenda for each board meeting. Directors are encouraged to suggest agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at board and committee meetings are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

An executive session of non-management board members is held at each regularly scheduled board meeting, and any director may call for an executive session at any special meeting. During 2006, the board held eight executive sessions. Executive sessions are presided over by the Chair of the Compensation Committee.

During 2006, the board held eight meetings and committees of the board held 18 meetings. Directors, on an aggregate basis, attended over 97% of the combined number of these meetings. Each director attended at least 94% of the combined number of meetings of the board and each committee of which he was a member, other than Luis Téllez who attended 71% of the combined number of meetings.

The board encourages attendance at the Annual Meeting of Shareholders by all nominees for election as directors and all directors whose terms of office will continue after the meeting. Last year, all of the nominees and directors attended the meeting.

Evaluation of Board and Director Performance

Our Corporate Governance Committee annually reviews and evaluates the performance of the Board of Directors. The committee assesses the board’s contribution as a whole and identifies areas in which the board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the board, and the results are reviewed with the board and its committees.

The Board of Directors annually reviews the individual performance and qualifications of each director whose term of office will expire at the next Annual Meeting of Shareholders and who may wish to be considered for nomination to an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees for election as directors.

Succession Planning and Management Development

Our Compensation Committee annually reports to the Board of Directors on succession planning, including policies and principles for executive officer selection. In accordance with the board’s previously announced succession plan, Donald E. Felsinger succeeded Stephen L. Baum as Chairman of the Board and Chief Executive Officer upon Mr. Baum’s retirement from those positions on January 31, 2006 and December 31, 2005, respectively. Neal E. Schmale succeeded Mr. Felsinger as President and Chief Operating Officer, and Mark A. Snell succeeded Mr. Schmale as Executive Vice President and Chief Financial Officer.

Review of Related Party Transactions

Securities and Exchange Commission rules require disclosure of certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any members of their immediate families, has or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review any such “related party transaction” before the company enters into the transaction. There have been no transactions or proposed transactions requiring such review during 2006 or 2007.

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources.

Board Access to Senior Management, Independent Auditors and Counsel

Directors have complete access to our independent registered public accounting firm, and to senior management and other employees. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to the board’s discharge of its duties.

Board Committees

Audit Committee	Compensation Committee	Corporate Governance Committee
James G. Brocksmith, Jr.,	William C. Rusnack,	William G. Ouchi,
Chair	Chair	Chair

Wilford D. Godbold, Jr.	Richard A. Collato	James G. Brocksmith, Jr.
William D. Jones	William G. Ouchi	Richard A. Collato
Richard G. Newman	William P. Rutledge	Richard G. Newman
William C. Rusnack		William P. Rutledge

Environmental and Technology Committee	Executive Committee
William P. Rutledge,	Donald E. Felsinger,
Chair	Chair

Donald E. Felsinger	James G. Brocksmith, Jr.
Wilford D. Godbold, Jr.	William G. Ouchi
William D. Jones	William C. Rusnack
William P. Rutledge

Audit Committee

Our Audit Committee is comprised entirely of independent directors. It is directly responsible and has sole authority for selecting, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm, which reports directly to the committee. The committee pre-approves all services provided by the accounting firm and prepares the report reprinted under the caption “Audit Committee Report.” It also assists the Board of Directors in fulfilling oversight responsibilities regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	Our internal audit function.

The Board of Directors has determined that each member of the Audit Committee is financially literate. It has also determined that Mr. Brocksmith, who chairs the committee, is an audit committee financial expert (as defined by the rules of the Securities and Exchange Commission) and his service on the audit committees of three other public companies does not impair his ability to serve effectively on our audit committee.

During 2006, the Audit Committee held six meetings.

Compensation Committee

Our Compensation Committee is comprised entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of executives. It establishes our compensation principles and policies, oversees our executive compensation program and prepares the report on executive compensation reprinted under the caption “Compensation Committee Report.” The committee has direct responsibility for:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer.

•

Evaluating our Chief Executive Officer’s performance in light of these goals and objectives and approving (subject to ratification by the board acting solely through the independent directors) his compensation based on the committee’s performance evaluation.

•	Recommending to the board the compensation program for other executive officers, incentive compensation plans and equity-based plans.

During 2006, the Compensation Committee held four meetings.

Additional information regarding the Compensation Committee’s principles, polices and practices is set forth under the caption “Compensation Discussion and Analysis.”

Corporate Governance Committee

Our Corporate Governance Committee is comprised entirely of independent directors. The committee’s responsibilities include:

•	Identifying individuals qualified to become directors.

•	Recommending nominees for election as directors and candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.

•	Developing and recommending corporate governance principles.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership, and develops and maintains a pool of qualified director candidates. It solicits the names of candidates from various sources, including board members and search firms and considers candidates submitted by shareholders.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates, references of candidates and others who may assist in candidate evaluation. It evaluates all candidates in the same manner whether identified by shareholders or through other sources.

In considering potential director candidates, the committee evaluates each candidate’s integrity, independence, judgment, knowledge, experience and other relevant factors to develop an informed opinion of his or her qualifications and ability and commitment to meet the board’s expectations for directors set forth in our Corporate Governance Guidelines.

The committee’s deliberations reflect the board’s requirement that substantially all director nominees (other than current or former company officers) should be independent and that all directors must be financially literate or must become financially literate within a reasonable time after appointment or election to the board. They also reflect the board’s view regarding the appropriate number of directors and the composition of the board, including its belief that the membership of the board should reflect diversity.

During 2006, the Corporate Governance Committee held five meetings.

Executive Committee

Our Executive Committee meets on call by the Chairman of the Board during the intervals between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. The committee did not meet during 2006.

Environmental and Technology Committee

Our Environmental and Technology Committee is responsible for:

•

Reviewing laws, regulations and developments relating to the environment at the global, national and regional level, and evaluating ways to address them as part of the company’s business strategy and operations.

•	Reviewing and evaluating technology developments and related issues that advance the company’s overall business strategy.

During 2006, the Environmental and Technology Committee held three meetings.

Shareholder Communications with the Board

Shareholders who wish to communicate with the board, non-management directors as a group, a committee of the board or a specific director may do so by letters addressed to the care of our Corporate Secretary. These letters are reviewed by the Corporate Secretary and provided to the addressees consistent with a screening policy providing that routine items and items unrelated to the duties and responsibilities of the board not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to the directors.

The address for these communications is: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Director Compensation

Directors who are not employees of Sempra Energy receive an annual base retainer of $40,000 and board meeting fees of $1,000 and committee meeting fees varying from $1,000 to $3,000 (depending upon committee and committee position) for each board or committee meeting that the director attends. They also receive an additional $14,500 each quarter which is deferred into phantom shares of our common stock that are retained until retirement as a director when they are paid out in cash at the then fair market value of our shares. Directors also may elect to receive the balance of their fees in shares of our common stock or to defer the balance into an interest-bearing account, phantom investment funds or phantom shares of our common stock.

Upon becoming a director, each non-employee director is granted a ten-year option to purchase 15,000 shares of our common stock. At each annual meeting (other than the annual meeting that coincides with or first follows the director’s election to the board), each non-employee director who continues to serve as a director is granted an additional ten-year option for 5,000 shares. Each option is granted with an exercise price at the closing price of our common stock on the date the option is granted and becomes fully exercisable commencing with the first annual meeting following that date or upon the director’s earlier death, disability, retirement or involuntary termination of board service other than for cause.

The following table summarizes our 2006 compensation for each of our non-employee directors.

Name	Fees Earned or Paid in Cash	Stock Awards (A)	Option Awards (B)(C)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (D)	Total (E)
James G. Brocksmith, Jr.	$74,000	$58,000	$50,775	—	$182,775

Richard A. Collato	$61,000	$58,000	$50,775	$16,183	$185,958

Wilford D. Godbold, Jr.	$63,000	$58,000	$50,775	$7,509	$179,284

William D. Jones	$63,000	$58,000	$50,775	$74	$171,849

Richard G. Newman	$64,500	$58,000	$50,775	—	$173,275

William G. Ouchi	$66,000	$58,000	$50,775	$41,318	$216,093

William C. Rusnack	$68,000	$58,000	$50,775	$2,468	$179,243

William P. Rutledge	$65,000	$58,000	$50,775	—	$173,775

Luis Téllez (F)	$29,333	$33,833	—	—	$63,166

(A)	Compensation required to be deferred into phantom shares of our common stock that are valued at the fair market value of our shares at the deferral date without reduction for phantom share non-transferability. The total number of our phantom shares subject to mandatory deferrals (including shares subject to mandatory deferral in prior years and additional phantom shares accrued as reinvested dividends) at December 31, 2006 was 6,085 shares for each director other than Mr. Newman for whom the number was 5,896 shares.

(B)	Amount recognized as compensation expense for stock options granted in 2006 and 2005 disregarding forfeitures related to service-based vesting conditions. The grant date fair value of option awards (calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Note 9 of Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding service-based vesting conditions) is $10.59 for 2006 option awards and $8.85 for 2005 option awards. Grant date fair value of the 2006 option awards is based upon assumptions of 22.74% share volatility, 2.61% dividend yield, 5.04% risk-free rate of return and a 5.5 year outstanding term. Grant date fair value of the 2005 option awards is based upon assumptions of 23.68% share volatility, 2.87% dividend yield, 4.20% risk-free rate of return, and a 6 year outstanding term.

(C)	The number of our shares subject to non-employee director stock options that were outstanding at December 31, 2006 was 35,000 shares for Mr. Brocksmith, 40,000 shares for Mr. Collato, 55,000 shares for Mr. Godbold, 55,000 shares for Mr. Jones, 30,000 shares for Mr. Newman, 55,000 shares for Dr. Ouchi, 35,000 shares for Mr. Rusnack, and 35,000 shares for Mr. Rutledge.

(D)	Consists of (i) above-market interest (interest in excess of 120% of the federal long-term rate) on deferred compensation and (ii) the aggregate change in the actuarial value of accumulated benefits under defined benefit pension plans. Only those four directors who were also directors of our predecessor companies (Messrs. Collato, Godbold and Jones and Dr. Ouchi) are entitled to receive pension benefits and all but Dr. Ouchi have attained maximum years of service credit. The annual benefit is an amount equal to the sum of the annual director retainer and ten times the board meeting fee at the date the benefit is paid. It commences upon the later of the conclusion of board service or attaining age 65 and continues for a period not to exceed the director’s years of service as a director of the predecessor companies and up to ten years of service as a director of the company. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump-sum upon the conclusion of board service unless the director has elected to receive the annual benefit.

(E)	Does not include our charitable contributions to match those of directors on a dollar-for-dollar basis up to an annual maximum match of $20,000 for each director.

(F)	Dr. Téllez resigned as a director in November 2006 upon the announcement of his appointment as the Minister of Communication and Transport of Mexico. Upon his resignation, the stock option for 15,000 shares granted to him upon becoming a director was cancelled and the $38,636 then market value of the 700 phantom shares into which he had deferred director compensation was paid to him in cash.

Directors who are also employees of the company (Donald E. Felsinger, Chairman and Chief Executive Officer, and Neal Schmale, President and Chief Operating Officer) are not additionally compensated for their services as directors. Their compensation is summarized in the Summary Compensation Table appearing under the caption “Executive Compensation.”

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of the five directors named below, all of whom have been determined by the board to be independent directors. The board also has determined that all members of the committee are financially literate and the chair of the committee is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com/aboutUs/gov_charterAudit.htm.

The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm, and assisting the board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal accounting controls, and disclosure controls and procedures. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing opinions as to the effectiveness of the company’s internal controls over financial reporting and management’s assessment of internal controls, and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards 61 (Communications with Audit Committees), which requires the independent registered public accounting firm to provide the committee with information regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

The committee also has received from Deloitte & Touche a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche and the company that in the professional judgment of Deloitte & Touche may reasonably be thought to bear on its independence. Deloitte & Touche also has discussed its independence with the committee and confirmed in the letter that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the company’s senior management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and management’s reports on the financial statements and internal controls. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal controls. Deloitte & Touche has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States, management has maintained an effective system of internal controls and management’s report on internal controls is fairly stated. In addition, the company’s Chief Executive Officer and Chief Financial Officer

have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006.

AUDIT COMMITTEE

James G. Brocksmith, Jr., Chair

Wilford D. Godbold, Jr.

William D. Jones

Richard G. Newman

William C. Rusnack

February 14, 2007

SHARE OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned at February 15, 2007 by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement, and by all of our directors and executive officers as a group. These shares, upon giving effect to the exercise of exercisable options, total approximately 1.6% of our outstanding shares.

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options (A)	Phantom Shares (B)	Total
James G. Brocksmith, Jr.	235	30,000	10,007	40,242

Javade Chaudhri	122,014	28,300	1,074	151,388

Richard A. Collato	6,629	35,000	6,379	48,008

Donald E. Felsinger	481,166	934,925	57,463	1,473,554

Wilford D. Godbold, Jr.	3,006	50,000	11,329	64,335

Edwin A. Guiles	251,126	486,020	30,160	767,306

William D. Jones	3,504	50,000	6,966	60,470

Richard G. Newman	7,418	25,000	6,189	38,607

William G. Ouchi	15,720	50,000	6,841	72,561

William C. Rusnack	4,457	30,000	6,747	41,204

William P. Rutledge	2,732	30,000	6,919	39,651

Neal E. Schmale	378,088	529,325	65,753	973,166

Mark A. Snell	158,856	67,375	2,127	228,358

Directors and Executive Officers as a group (17 persons)	1,658,373	2,740,389	231,286	4,630,048

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(B)	Represents deferred compensation deemed invested in shares of our common stock. The phantom shares cannot be voted or transferred but track the performance of our shares.

Sempra Energy has approximately 260,000 shareholders. The only persons known to us to beneficially own more than 5% of our outstanding shares are Barclays Global Investors, N.A., 45 Fremont Street, San Francisco, California 94105, and UBS AG, Bahnhofstrasse 45, Zurich, Switzerland.

Barclays Global Investors has reported that as of December 31, 2006, it and related entities beneficially owned 28,762,892 shares for which they had sole dispositive power, including 25,482,293 shares for which they had sole voting power. UBS has reported that at December 30, 2006, it and related entities beneficially owned 15,459,287 shares for which they had shared dispositive power, including 13,646,571 shares for which they had sole voting power. The shares reported as beneficially owned by Barclay’s Global and UBS represent 10.9% and 5.8%, respectively, of our shares outstanding at February 15, 2007.

Our employee savings and stock ownership plans held 18,855,177 shares of our common stock (approximately 7.1% of the outstanding shares) for the benefit of employees at February 15, 2007.

Our directors and executive officers are required to file reports with the Securities and Exchange Commission regarding their ownership of our shares. Based solely on a review of copies of the reports that have been furnished to us and written representations from directors and officers that no other reports were required, we believe that all filing requirements were timely met during 2006.

Information regarding share ownership guidelines applicable to our directors and officers is set forth under the caption “Compensation Discussion and Analysis.”

PROPOSALS TO BE VOTED ON

Board of Directors Proposals

Proposals 1 and 2 below have been included in this proxy statement at the direction of the Board of Directors. The board recommends that you vote for each of these proposals.

Proposal 1: Election of Directors

At the 2006 Annual Meeting, shareholders approved an amendment to our Articles of Incorporation phasing in annual elections of all directors. Directors who are elected after the effective date of the amendment hold office until the next annual meeting and until a successor has been elected and qualified. Directors elected prior to the effective date of the amendment, including those elected at the 2006 Annual Meeting, continue to hold office until the expiration of the staggered three-year terms for which they were elected.

Our Board of Directors currently consists of ten directors, all of whom were elected for three-year terms. The term of office of three directors expires at the 2007 Annual Meeting and the term of office of the remaining seven directors expires as to three directors in 2008 and four directors in 2009. As the terms of these incumbent directors expire, their successors as well as any directors elected to fill vacancies in the board are elected for terms expiring at the next annual meeting.

At the 2007 Annual Meeting, three directors will be elected for a one-year term. The board has determined that each of its non-officer nominees for election as a director and each non-officer director whose term of office will continue after the meeting is an independent director. Information concerning the board’s independence standards is contained under the caption “Corporate Governance—Director Independence.”

The Corporate Governance Committee has recommended and the Board of Directors has nominated the following three individuals, all of whom are currently directors, for election as directors:

Wilford D. Godbold, Jr.

Richard G. Newman

Neal E. Schmale

The proxies and voting instructions solicited by the board will be voted for these three nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the authorized number of directors. If you do not want your shares to be voted for one or more of these nominees, you may so indicate in the space provided on your proxy or voting instruction card.

Information concerning each director nominee and the directors serving unexpired terms that will continue after the Annual Meeting is shown below. The year shown as election as a director is the year that the director was first elected as a director of Sempra Energy or a predecessor corporation. Unless otherwise indicated, each director has held his principal occupation or other positions with the same or predecessor organizations for at least the last five years.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH

OF ITS THREE NOMINEES FOR ELECTION TO THE BOARD.

Nominees for election for terms expiring in 2008:

Wilford D. Godbold, Jr., 68, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. He is a director emeritus of The Wellness Community, a past President of the Board of Trustees of Marlborough School and a past Chairman of the Board of Directors of the California Chamber of Commerce and The Employers Group.

Richard G. Newman, 72, has been a director since 2002. He is the Chairman of AECOM Technology Corporation. Mr. Newman is a director of Southwest Water Company and of 14 mutual funds under Capital Research and Management Company. He serves on the boards of directors of the YMCA of Metropolitan Los Angeles and Boy Scouts of America Western Council and on the Board of Visitors for Pepperdine University’s George L. Graziado School of Business & Management.

Neal E. Schmale, 60, has been a director since 2004. He is the President and Chief Operating Officer of the company. He is also a director of Murphy Oil Corporation and WD-40 Company.

Directors whose terms expire in 2008:

Richard A. Collato, 63, has been a director since 1993. He is President and Chief Executive Officer of the YMCA of San Diego County. He is currently a trustee of the YMCA Retirement Fund and the William & Sharon Bauce Family Foundation, and a director of Project Design Consultants, WD-40 Company and Surge Global Energy.

William C. Rusnack, 62, has been a director since 2001. He was the President and Chief Executive Officer and a director of Premcor, Inc from 1998 to 2002. Prior to 1998, he was an executive of Atlantic Richfield Company. He is also a director of Flowserve and Peabody Energy. He is a member of the American Petroleum Institute, the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago and the National Council of the Olin School of Business at the Washington University in St. Louis.

William P. Rutledge, 65, has been a director since 2001. He was Chairman of Communications and Power Industries from 1999 to 2004. Prior to 1998, he was President and Chief Executive Officer of Allegheny Teledyne. He is also a director of AECOM Technology Corporation, Communications and Power Industries, and FirstFed Financial Corporation. He is a Trustee of Lafayette College, St. John’s Hospital and Health Center Foundation, and the Los Angeles World Affairs Council.

Directors whose terms expire in 2009:

James G. Brocksmith, Jr., 66, has been a director since 2001. He is an independent financial consultant and the former Deputy Chairman and Chief Operating Officer for the U.S. operations of KPMG Peat Marwick LLP. He is a director of AAR Corp., Alberto-Culver Co. and Nationwide Financial Services.

Donald E. Felsinger, 59, has been a director since 2004. He is the Chairman of the Board and Chief Executive Officer of the company. He is also a director of Northrop Grumman Corporation.

William D. Jones, 51, has been a director since 1994. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation and City Scene Management Company. From 1989 to 1993, he served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is a director of Southwest Water Company, the San Diego Padres baseball club and certain funds under management by Capital Research and Management Company. He is also a trustee of the Francis Parker School and the San Diego Regional Economic Development Corporation. He is a former director of The Price Real Estate Investment Trust and former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

William G. Ouchi, Ph.D., 62, has been a director since 1998. He is the Sanford and Betty Sigoloff Distinguished Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Dr. Ouchi is a director of AECOM Technology Corporation and FirstFed Financial Corp. He is a director of The Alliance for College Ready Public Schools, the California Heart Center Foundation, the Japanese American National Museum, and the Conrad N. Hilton Foundation.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal controls over financial reporting for 2007. Representatives of Deloitte & Touche are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees that we paid Deloitte & Touche for 2005 and 2006.

	2005		2006
	Fees	% of Total	Fees	% of Total
Audit Fees
Sempra Energy Consolidated Financial Statement and Internal Control Audit	$6,025,000		$6,255,000
Subsidiary, Statutory and Other Audits	3,045,000		3,191,000
SEC Filings and Related Services	161,000		72,000

Total Audit Fees	9,231,000	80%	9,518,000	85%

Audit-Related Fees
Employee Benefit Plan Audits	460,000		468,000
Accounting Consultation	332,000		562,000
Other Audit-Related Services	90,000		—

Total Audit-Related Fees	882,000	8%	1,030,000	9%

Tax Fees
Tax Planning and Compliance	1,089,000		444,000
Other Tax Services	281,000		184,000

Total Tax Fees	1,370,000	12%	628,000	6%

All Other Fees	—		—

Total Fees	$11,483,000		$11,176,000

The Audit Committee is directly responsible and has sole authority for selecting, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and pre-approves all audit and permissible non-audit services provided by Deloitte & Touche. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

At the Annual Meeting, shareholders will be asked to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for 2007. Ratification would be advisory only, but the Audit Committee would reconsider the appointment if it were not ratified. Ratification requires the favorable vote of a majority of the votes cast, and the approving majority also must represent more than 25% of our outstanding shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2

Shareholder Proposals

The following three proposals have been submitted by shareholders and are included in this proxy statement in accordance with the Securities and Exchange Commission’s shareholder proposal rule. They are presented as submitted by the shareholder proponents, whose names and addresses will be promptly provided to any shareholder who orally or in writing requests that information from our Corporate Secretary.

Each proposal will be voted upon at the Annual Meeting only if it is properly presented by the shareholder proponent or the proponent’s qualified representative. To be approved by shareholders, a proposal must receive the favorable vote of a majority of the votes cast on the proposal, and the approving majority must also represent more than 25% of our outstanding shares.

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” EACH OF THE SHAREHOLDER PROPOSALS

Proposal 3: Shareholder Proposal Entitled “Adopt Simple Majority Vote”

The Proposal

ADOPT SIMPLE MAJORITY VOTE

Resolved: Shareholders recommend adoption of a simple majority shareholder vote requirement applicable to the greatest number of shareholder voting issues feasible. This proposal is focused on adoption of the lowest possible majority vote requirements to the fullest extent feasible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.

Earlier editions of this proposal topic won the following votes of support at our annual meeting (based on yes and no votes).

54% in 2001

59% in 2003

Thus this proposal is a contender for its 3rd majority supporting vote. The Council of Institutional Investors www.cii.org recommends adoption of a proposal when it wins its first majority shareholder vote. This topic also won a 66% yes-vote average at 20 major companies in 2006. Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring a 67%-vote to make certain key governance changes, if our vote is an overwhelming 66%-yes and only 1%-no—only 1% could force their will on our 67%-majority.

It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent research firm rated our company:

“Very High Concern” in Executive Compensation.

“D” in corporate governance.

•	We had no Independent Chairman—Independent oversight concern.

•	Our directors could be elected with only one yes-vote from our 260 million shares.

•	We had to marshal a 67% shareholder vote to make certain key governance improvements – Entrenchment concern.

•	Cumulative voting was not allowed.

Additionally:

•	Our board had 2-insiders—Independence concern.

•	Our directors still had a retirement plan—Independence concern.

Our audit committee was made up of the following directors with concerns:

•	Mr. Godbold had 16-years director tenure—Independence concern.

•	Mr. Brocksmith had 5 board seats total—Over-commitment concern.

•	Mr. Jones and Mr. Newman, both CEOs—Over-commitment concern.

•	Our lead director, Mr. Rusnack, served on the Peabody Energy board (BTU) rated “D” by The Corporate Library.

•

The compensation rating at Sempra was designated a very high concern by The Corporate Library, due to excessive compensation and a significant decrease in shares held by Stephen Baum, the former CEO. Mr. Baum’s total 2005 compensation was more than $19 million, and his exclusive shares held fell from 486,000 in 2004 to 0 in 2005.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for simple majority vote.

Adopt Simple Majority Vote Yes on 3

The Board of Directors Position

Our Articles of Incorporation require the approval by at least two-thirds of our outstanding shares before certain fundamental changes can be made in the company’s governing instruments. For example, this “supermajority” approval is required for the adoption, amendment or repeal by shareholders of our bylaws, including those relating to the number of directors. It is also required to amend or repeal provisions of our articles relating to the annual election of directors, provisions eliminating the liability of directors for monetary damages and permitting indemnification of corporate agents, and provisions requiring, unless waived by two-thirds of the authorized number of directors, that shareholder action be taken only at an annual or special meeting of shareholders or by shareholder unanimous written consent.

Our articles and bylaws comprise the fundamental framework of our governance structure. Two-thirds or even higher vote requirements for changing them are included in the governing instruments of many public corporations.

These supermajority voting requirements, of course, do not preclude changes to our articles or bylaws. But they do ensure that fundamental changes can only be made when a broad consensus of shareholders agrees that a change is prudent. Consequently, the Board of Directors believes that these requirements promote corporate stability and serve the best interests of shareholders.

Approval of the shareholder proposal would recommend the elimination of our supermajority voting requirements, but it would not eliminate them. To eliminate them would require both board approval of an amendment to our articles of incorporation and the approval of that amendment by two-thirds of our outstanding shares.

Similar shareholder proposals to recommend the elimination of supermajority voting have been considered at three annual meetings of our shareholders. A proposal in 2000 was disapproved and proposals in 2001 and 2003 were approved by a majority of the shares voting on the proposals. However, in both years in which the recommendation was approved, the approving vote fell far short of the two-thirds of our outstanding shares that would be necessary to eliminate supermajority voting and even short of the majority of our outstanding shares that would otherwise generally be required to amend our articles under the California corporation law to which the company is subject.

Our shareholders have not considered a shareholder proposal recommending the elimination of supermajority voting since 2003. If shareholders approve the current shareholder proposal, the board will once again consider the continued advisability of supermajority voting in light of the level of shareholder support for its elimination.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 3

Proposal 4: Shareholder Proposal Entitled “Director Election Majority Vote Standard Proposal”

The Proposal

DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

Resolved: That the shareholders of Sempra Energy (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:

In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Safeway, Home Depot, Gannett, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

The Board of Directors Position

Shareholders of Sempra Energy elect directors by plurality voting—the overwhelmingly predominate method for corporate director elections in the United States. Under plurality voting, the director nominees receiving the highest number of votes are elected even though the votes to elect them may be less than a majority of the votes cast.

The shareholder proposal, if implemented, would require that in an uncontested election a director nominee receive a majority of the votes cast to be elected. It would impose upon the company a different voting standard than used by most other public companies and establish unnecessarily high voting requirements that could significantly increase the influence of special interest groups and lead to board instability.

Under the majority voting regime contemplated by the proposal, the failure of one or more nominees to obtain a majority vote in an uncontested election would result in vacancies in the board and could even result in no directors being elected. Any resulting vacancies in the board would likely be filled by individuals selected and appointed by the remaining board members without any shareholder consideration of the successor director until the next annual meeting.

Moreover, the majority vote requirement contemplated by the proposal would significantly increase the influence of larger shareholders and their advisors, whose interests may differ from those of our shareholders generally. It would enable them at an annual meeting effectively to remove incumbent directors and to preclude the election of successor nominees, all without incurring the effort and expense of nominating qualified replacements and seeking their election by shareholders.

The company’s shareholders have a history of electing strong and independent directors, not only by a plurality, but also by a substantial majority of the votes cast. In the event, however, that any director were to receive less than a majority of the votes cast in an uncontested election, the Board of Directors would endeavor to determine the reasons for the failure to obtain majority support and, in appropriate circumstances, consider requesting that the director resign.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 4

Proposal 5: Shareholder Proposal Entitled “Supplemental Executive Retirement Plan Policy Proposal”

The Proposal

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN POLICY PROPOSAL

Resolved: That the shareholders of Sempra Energy (“Company”) hereby urge that the Board of Director’s executive compensation committee establish a policy limiting the benefits provided under the Company’s supplemental executive retirement plan (“SERP Policy”). The SERP Policy should provide for the following: (1) a limitation of covered compensation to a senior executive’s annual salary, and (2) the exclusion of all incentive or bonus pay from inclusion in the plan’s definition of covered compensation used to establish benefits. The SERP Policy should be implemented in a manner so as not to interfere with existing contractual rights of any supplemental plan participant.

Supporting Statement: We believe that one of the most troubling aspects of the sharp rise in executive compensation is the excessive pension benefits provided to senior corporate executives through the use of supplemental executive retirement plans (“SERPs”). Our Company has established a SERP. The SERP provides the Company’s chief executive officer (“CEO”) and other senior executives retirement benefits far greater than those permitted under the Company’s tax-qualified pension plan. Our proposal seeks to limit excessive pension benefits by limiting the type of compensation used to calculate pension benefits under the SERP plan.

At present, U.S. tax law maintains a $220,000 limit on the level of compensation used to determine a participant’s retirement benefit under a tax-qualified pension plan. Our Company has established a SERP as a complement to its tax-qualified plan in order to provide senior executives increased retirement benefits. This is accomplished by raising the level of compensation used in the pension formula to calculate retirement benefits. The SERP establishes a higher compensation level on which to calculate senior executives’ pension benefits. Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years. The Company’s 2006 proxy statement indicates that the CEO’s combined salary and bonus figure was $4,128,526, indicating that the compensation figure used under the Company’s SERP well exceeds the $220,000 compensation limit in the Company’s tax-qualified pension plan.

Our position is that the inclusion of an executive’s annual bonus along with his or her full salary in the pension calculation is overly generous and unjustifiable. The only type of compensation used in the SERP for establishing the level of additional pension benefits should be an executive’s annual salary. No variable incentive pay should be included in a senior executive’s pension calculation under the SERP. The inclusion of annual bonus or incentive payments in determining increased pension benefits can dramatically increase the pension benefit afforded senior executives and has the additional undesirable effect of converting one-time incentive compensation into guaranteed lifetime pension income.

The proposal’s limitation on the type of compensation that can be considered in determining senior executives’ retirement benefits to only the executive’s salary is a necessary and reasonable restriction on the excessiveness of supplemental retirement benefits.

The Board of Directors Position

We provide substantially all of our non-represented employees with annual performance-based bonus opportunities. We include the bonuses that they earn in the calculation of their retirement benefits through tax-qualified retirement plans and, to the extent their compensation exceeds tax-qualification limitations, through supplemental retirement plans. Indeed, including annual bonuses in the definition of pay for calculating retirement benefits is a very common business practice.

Our supplemental retirement plan for executives provides executives who have completed five or more years of continuous service with greater benefits than those provided to other employees, but it does not discriminate in favor of executives with respect to the type or amount of compensation used in calculating employee retirement benefits. Substantially all of our non-represented employees, not just executives, may earn annual bonuses, and their bonuses, not just those of executives, are included in calculating retirement benefits.

Moreover, executive retirement benefits are an integral part of any sound executive compensation program and properly can be considered only in the context of the objectives and reasonableness of the entire program. We believe our executive compensation program, which is described under the caption “Compensation Discussion and Analysis,” is fair and reasonable and has contributed significantly to superior corporate performance and shareholder returns.

Our executive compensation program is designed to attract, retain and motivate a talented and experienced executive team to produce strong company performance and shareholder returns. To accomplish this, we provide overall compensation at competitive levels but place substantially less emphasis on executive salaries than on performance-based compensation.

We include, as do most companies, performance-based annual bonuses that are earned by our executives in calculating retirement benefits. If, as urged by the shareholder proposal, we did not do so we would be at a significant competitive disadvantage in attracting and retaining highly qualified executives, particularly in light of our emphasis on incentive compensation and pay-for-performance over base salaries. In addition, since a significantly higher percentage of executive pay is at risk based on annual performance in comparison to the pay of other employees, there would be a disproportional impact on executives if annual bonuses were excluded from retirement benefit calculations. We could perhaps overcome these disadvantages by increasing other forms of executive compensation, including increasing base salaries (which under the proposal would be included in calculating retirement benefits), but doing so would decrease the performance incentives provided by our bonus program.

Quite simply, in a highly competitive marketplace we are not free to decrease executive compensation by excluding performance-based bonuses for retirement benefit calculations without providing offsetting compensation benefits or suffering adverse consequences in the quality of our management, corporate performance and shareholder returns. We believe that our existing executive compensation program, which includes pay-for-performance bonuses in retirement benefit calculations, is appropriately designed to achieve our corporate objectives and, accordingly, shareholders should vote against approval of the shareholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 5

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this section we review our plans and programs for compensating the company’s executive officers who are named in the Summary Compensation Table that appears under the caption “Executive Compensation.” These “named executive officers” are Donald E. Felsinger, Chairman and Chief Executive Officer; Neal E. Schmale, President and Chief Operating Officer; Edwin A. Guiles, Executive Vice President—Corporate Development; Mark A. Snell, Executive Vice President and Chief Financial Officer; and Javade Chaudhri, Executive Vice President, General Counsel and Chief Environmental Officer.

Compensation Committee Responsibilities

The Compensation Committee of our Board of Directors has the central role in determining all aspects of executive compensation. The committee makes recommendations to the board with respect to the overall compensation program for officers, including incentive compensation plans, equity-based plans, severance plans, deferred compensation arrangements, retirement benefits, perquisites and any other compensation programs that primarily benefit officers. The committee reviews and approves corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer (CEO) and the other named executive officers. The committee also evaluates the CEO’s performance in light of these goals and objectives. Based on individual and company performance, competitive compensation information and other considerations, the committee makes recommendations on CEO pay for approval by the board. The committee tracks the total compensation of each named executive officer by reviewing, at least once a year, tally sheets that summarize the major elements of compensation. In addition, the committee is responsible for reviewing and making recommendations to the board with respect to new or amended broad-based, “qualified” benefit plans and programs and for reporting to the board annually on succession planning.

The committee establishes its upcoming meeting dates and agenda items annually. The committee’s chair approves the agenda prior to each meeting. The committee operates under a charter that it reviews annually. Changes to the charter are recommended by the committee and must be approved by the board. The most recent review was in June 2006, at which time no changes were made. The charter may be found on our website at www.sempra.com/aboutUs/gov_charterCompensation.htm.

The committee is currently comprised of four directors, each of whom has been determined by the board to be an independent director under independence standards established by the New York Stock Exchange, an outside director under Section 162 (m) of the Internal Revenue Code, and a non-employee director under Rule 16b-3 under the Securities Exchange Act of 1934. For 2006, the members of the committee were William C. Rusnack, committee chair, Richard A. Collato, William G. Ouchi and William P. Rutledge.

Advisors to the Committee

The Compensation Committee has sole authority for compensating, retaining and terminating outside consultants and advisors who assist the committee in performing its responsibilities. Since the creation of Sempra Energy in 1998, the committee has retained an outside consultant to advise it on matters of executive compensation. Hewitt Associates, an internationally recognized compensation and benefits consulting firm, has filled the role of outside consultant to the committee since 2001. A representative of Hewitt attended all committee meetings in 2006 and met in executive session with the committee members several times during 2006 as well as in previous years. Management provides all material for each committee meeting to the consultant, and he is available to consult with the committee and address any questions, concerns or other issues.

Hewitt Associates provides competitive data on compensation and relative performance of peer group companies, recommends pay programs and salary increase budgets, makes presentations on regulatory and legislative matters affecting executive compensation, provides opinions on the reasonableness of compensation and consults on other related matters as needed.

Additional support for the committee is provided by the Executive Compensation group in the company’s Human Resources department.

Management’s Role in Establishing Compensation

Our Chairman and CEO and our other named executive officers do not determine or approve any element or component of their own base salary, annual incentive awards, long-term incentives or other aspects of compensation. The named executive officers do provide input and make recommendations to the Compensation Committee with respect to the compensation of officers who report to them. These recommendations are based on various factors including individual contribution and performance, company performance, labor market conditions, complexity and importance of roles and responsibilities, reporting relationships, retention needs and internal pay relationships.

Key Activities of the Compensation Committee in 2006

The Compensation Committee holds four regularly scheduled meetings each year, with additional meetings scheduled when required. At each meeting the committee considers standing agenda items and other pertinent topics are addressed as they arise. The Chairman and CEO attends each meeting as does our Senior Vice President of Human Resources. Other executives and employees attend the meetings to discuss operating, financial or legal matters when relevant to the topics being considered or as otherwise requested by the committee. The committee typically meets in executive session at each meeting without management. In the four meetings held in 2006, some of the key items discussed and actions taken included:

•

Analyzed and discussed executive compensation market data, including base salaries, annual bonuses, long-term incentives and pay mix as well as executive compensation principles, strategies and current programs.

•	Reviewed tally sheets delineating the accumulated compensation and benefits for the named executive officers.

•	Reviewed and certified company financial performance for 2005 annual incentive award purposes, and discussed and approved financial measures and targets for 2006 annual incentive plans.

•	Reviewed and approved the Report of the Compensation Committee for inclusion in the 2006 proxy statement.

•	Completed annual self-evaluation of the committee’s performance.

•

Discussed legislative and regulatory matters pertaining to executive compensation, including proposed Securities and Exchange Commission disclosure rules, and reviewed drafts for expanded executive compensation disclosures required in 2007 proxy statement.

•	Reviewed the Compensation Committee Charter and the schedule of recurring agenda items for each regular meeting of the committee.

•	Compared stock ownership levels for executives and directors against guidelines.

•	Discussed and adopted 2007 long-term incentive awards structure, including performance criteria for vesting of restricted stock, and analyzed incentive plan overall dilution and current burn rates.

•	Conducted performance review of Chairman and CEO based on input from all directors.

•	Established 2007 base salaries and bonus opportunities (percentages of base salary) for named executive officers.

•	Discussed and approved performance metrics for the 2007—2010 long-term incentive plan.

•	Reviewed succession planning and identified candidates for officer-level positions.

Compensation Philosophy

We use our compensation programs to attract, retain and motivate a talented and experienced management team dedicated to strong company performance and shareholder returns. We believe that the right strategies for rewarding employees, including executives, help create and sustain competitive advantage. To this end, our plans are designed to align compensation with the creation of shareholder value and to achieve a balance between short-term and long-term performance with a substantial portion of pay “at risk.”

Specifically, in developing compensation principles and strategies, the Compensation Committee considers the current and prospective business environment for the company and takes into account numerous factors, including:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.

•	Aligning compensation with the performance of the company and the interests of shareholders.

•	Motivating executives to achieve superior performance.

•	Strongly linking executive compensation to both annual and long-term corporate, business unit and individual performance.

To reflect these factors and assist us in realizing our objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

•	An emphasis on total compensation and “pay-for-performance,” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on performance-based incentives that closely align the interests of executives and shareholders.

•	A balance between short-term and long-term compensation that rewards long-term strategic results and encourages share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibilities increase.

Program Effectiveness

The most important consideration in determining whether our compensation programs are effective is company performance. Since the creation of the company, performance has been strong and consistent. This is true with respect to both net income growth and total return to shareholders. The following five-year view of net income growth and shareholder returns illustrates these positive results.

Sempra Energy Net Income Growth

Total Return to Shareholders

	Sempra Energy	S&P 500 Utilities	S&P 500
2002	1%	(30%)	(22%)
2003	32%	26%	29%
2004	26%	24%	11%
2005	26%	17%	5%
2006	28%	21%	16%
Five-Year Cumulative	168%	55%	35%

Benchmarking

We use benchmarking as one consideration in forming decisions regarding competitive levels of pay for various positions. We also use benchmarking in determining our “pay mix”—the percentage of the total compensation package that should be dedicated to each component of pay.

Specifically, we annually engage in competitive benchmarking to ensure that pay levels in total, and by component, are aligned with the market. In 2006, the Compensation Committee reviewed two data sources in evaluating the positioning of our executive compensation. The labor market for our senior-most talent includes a broad cross-section of companies in various industries. Consequently, the primary data source considered by the committee is broad general industry information. This data is provided by Hewitt Associates and represents the Fortune 500 companies (we rank 197 in the Fortune 500) that participate in Hewitt’s Total Compensation Database. In 2006, 194 companies were included in this analysis. Summary statistics from the analysis were presented to the committee in an unadjusted manner and in a size-adjusted manner through regression analysis. The committee generally attempts to manage total pay opportunities to the median of this data, with the recognition and expectation that actual pay levels may be above or below that standard due to company performance.

In addition to the general industry evaluation, the Compensation Committee also reviews pay and performance data disclosed in proxy statements and other public filings of a selected group of energy and utility companies. While these companies are not our primary executive labor market, relative performance within a peer group is pertinent to our executive compensation programs. Thus, this review serves as a secondary reference point to a general industry analysis and allows the committee to review company-specific pay data as disclosed in public information. The companies included in the 2006 review were: AES Corp., Centerpoint Energy, CMS Energy, Consolidated Edison, Dominion Resources, DTE Energy, Duke Energy, Edison International, Exelon, FPL Group, Nicor, NiSource, PG&E, Public Service Enterprises Group, Southern

Company, TXU and Williams Companies. The measures reviewed included return on equity, return on assets, return on sales, return on net assets, cash flow return on investment, return on capital, total shareholder return, earnings per share, and growth in revenues and earnings per share.

Compensation Program

The primary components of our compensation program are base salaries, annual cash incentive opportunities and long-term equity-based incentives. Other elements include health and welfare benefits, retirement and savings plan benefits, perquisites and severance pay.

Pay Mix

The percentage of our annual total compensation represented by base salary, annual incentive compensation and long-term incentives, respectively, is shown in the table below for each named executive officer. This distribution of pay reflects our philosophy of pay-for-performance, our emphasis on aligning pay with shareholder interests and our desire to balance short-term and long-term incentives. For the purposes of the table, total compensation is defined as base salary plus annual incentive opportunity at target plus long-term incentive opportunity.

Pay Components of Total Compensation

	Base Salary	Annual Incentive Compensation At Target	Long-term Incentive Compensation
Donald E. Felsinger	17.5%	17.5%	65.0%
Neal E. Schmale	20.8%	16.7%	62.5%
Edwin A. Guiles	22.2%	15.6%	62.2%
Mark A. Snell	22.2%	15.6%	62.2%
Javade Chaudhri	26.7%	16.0%	57.3%

Base Salaries

While our compensation programs place more emphasis on annual and long-term incentives for executives, base salaries are a necessary component of compensation and important to attracting and retaining outstanding employees at all levels.

The Compensation Committee generally targets salaries at the median of those for the Fortune 500 general industry peer group described under the benchmarking section above. We believe that using national, general industry comparisons facilitates the attraction and retention of top-quality executive talent from a broad range of relevant backgrounds.

The committee annually reviews base salaries for executive officers, taking into consideration the approximate mid-range of peer group salary data, individual contribution and performance, company performance, labor market conditions, complexity and importance of roles and responsibilities, reporting relationships, retention needs, experience, market characteristics, succession planning, internal equity and other pertinent factors. For 2006 base salaries for the named executive officers generally approximate the median of the market.

Consistent with its prior practice, in November of 2006 the committee reviewed and considered the most current executive compensation benchmarking data presented by Hewitt Associates. Based on that review and discussion of market data, and considering other relevant factors described above, an overall budget of 3.8% for officer base salary adjustments was approved in December 2006. This percentage is consistent with projections of average base salary increases in the executive labor market.

Base salary adjustments were effective on January 1, 2007 for the named executive officers. Increases for the named executive officers other than Mr. Felsinger ranged from 3.8% to 10% based on performance, internal equity and market data for their respective positions. Based on performance and market data for similarly situated CEO’s, Mr. Felsinger’s base salary was increased from $950,000 to $1,000,000, an adjustment of 5.26%.

Performance-Based Annual Incentives

Incentive Compensation Pool

Annual performance-based incentive awards are granted to executive officers under an Executive Incentive Plan approved by shareholders in 2003. Under the terms of the Executive Incentive Plan, a performance-based incentive compensation pool is established for each year. The plan is designed to preserve the tax deductibility of awards under Section 162(m) of the Internal Revenue Code while providing flexibility to the Compensation Committee in administering the plan. See “Executive Compensation—Incentive Plans” for additional details regarding the plan.

The committee regularly exercises negative discretion by imposing additional conditions and terms on the payment of awards. The additional performance measures that have been used by the committee to determine the award payments are described below.

Additional Performance Measures and Award Payments

The Compensation Committee determines the amount of each executive officer’s potential award payment, within the overall pool limits described above, and selects performance goals that it believes will produce superior company performance. Consistent with our pay-for-performance philosophy, no bonuses are paid unless a threshold performance level is attained for the year. Bonus opportunities increase for performance above the threshold or minimum level. Performance at target is intended to produce bonuses at the mid-point of those for executives with comparable levels of responsibility at Fortune 500 companies. Both the target bonus percentages and the upside opportunity described below are consistent with the leverage typically found in bonus plans within general industry. As a result of the company’s excellent performance, bonus payouts have approximated the 75th percentile of bonus payouts among peer companies.

The potential award payments at target and maximum are expressed as a percentage of each named executive officer’s base salary. These percentages vary with the individual officer’s position and prospective contribution to the attainment of goals. In 2006 and 2007, bonuses for targeted earnings performance were 100% of base salary for Mr. Felsinger, 80% for Mr. Schmale, 70% for Mr. Guiles, 70% for Mr. Snell and 60% for Mr. Chaudhri. The maximum percentages are twice the target for each named executive officer, subject to discretionary adjustments by the committee within the overall shareholder approved cap for incentives.

While many different performance measures, such as return on equity, return on invested capital, cash flow measures, and return on asset measures, have been discussed or considered over the years, the Compensation Committee has selected net income or earnings per share as the bases for the measurement of annual corporate performance. These have been selected because the committee believes that they provide an accurate and comprehensive measure of annual company performance that is clearly understood by plan participants, shareholders and analysts. The measures have typically been defined or modified to exclude certain known or possible impacts such as changes in accounting rules.

Executive Incentive Plan bonuses for 2006 were based on an earnings target of $913 million, an increase of 14% over the earnings target for the prior year, with maximum bonuses available for earnings of $1,004 million or greater. In establishing the earnings target of $913 million, the 2006 anticipated earnings for the business units (a three-year average for Sempra Commodities because of the volatility of this business) were employed. No gains or losses for the sale or write-down of assets were considered in setting the target; however, the committee determined that only 10% of the value of asset sales or losses would be considered in the calculation of annual performance results.

Actual 2006 earnings for incentive plan purposes were $1,178 million, exceeding the level required for payment of maximum bonuses to the named executive officers. Based on financial performance and the committee’s consideration of the contributions of each named executive officer, the actual bonuses paid to each named officer in 2007 for 2006 performance were $1,900,000 for Mr. Felsinger, $1,200,000 for Mr. Schmale, $833,700 for Mr. Guiles, $665,000 for Mr. Snell and $703,100 for Mr. Chaudhri. Mr. Chaudhri’s bonus includes recognition for the conclusion of important litigation and regulatory matters in 2006.

Long-Term Incentives

The Compensation Committee provides equity-based long-term incentives to our executive officers to emphasize multi-year performance and to create a strong link between executive pay and shareholder returns. To underscore this relationship, equity-based long-term incentives are the largest single component of each named executive officer’s compensation package. Equity awards are made pursuant to our shareholder approved 1998 Long Term Incentive Plan at levels consistent with market data and internal equity. Based on these considerations, the estimated grant date values for 2006 and 2007 awards as a percentage of base salary were 370% for Mr. Felsinger, 300% for Mr. Schmale, 280% for Messrs. Guiles and Snell, and 215% for Mr. Chaudhri.

Since the creation of the company, the committee’s practice has been to provide long-term incentives only in the form of equity in order to achieve the greatest linkage with shareholder interests. For the last three years, including 2007, grants have been comprised of stock options (20% of total) and performance-based restricted stock (80% of total). This mix of stock options and performance-based restricted stock was determined after considering many variables, such as plan expense, share usage and market trends.

Specifically, while stock options are an important component of shareholder-aligned executive compensation, a more direct link to performance relative to indices and peers was desired. Thus, the committee uses performance-based restricted stock as the major component of our equity grants. An additional advantage of performance-based restricted stock is that, in comparison to options, fewer shares are required to deliver the same economic value. This results in lower dilution. While playing a lesser role in our current program, stock options are still an appropriate and highly motivating vehicle for delivering long-term incentives. Options provide a direct link with shareholder interests as they have zero value unless our stock price increases above the grant date price. Through the combination of these vehicles, the committee believes that both absolute stock price growth and stock price growth relative to the company’s industry peers are being encouraged and appropriately rewarded.

As is its annual practice, in November 2006 the committee reviewed market data on total compensation for officers, including our named executive officers, provided by Hewitt Associates. This review included long-term incentive compensation with market data indicating that long-term incentives take many forms, including long-term cash plans or various types of equity grants that are either performance-based or service-vested. In December, the committee authorized the grant on the first trading day of the upcoming New Year of equity incentive awards consisting of performance-based restricted stock and service-based stock options. The committee specified a dollar value (based on a percentage of base salary) and other terms for the awards to be granted to each named executive officer. The dollar value was divided between restricted stock and stock options. On the January grant date, the committee’s compensation consultants calculated the precise number of shares to be granted to each executive officer for each type of award by applying Black-Scholes and other valuation models previously authorized by the committee and the closing price for shares of our common stock on that date. The closing price on the grant date also establishes the exercise price for stock options.

The performance-based restricted stock, including reinvestment of dividends, is earned four years from grant if the performance requirements are met. Specifically, the performance requirements are met if at the end of the four-year performance period the company has achieved a cumulative total return to shareholders that places it among the top 50% of the companies in a Standard & Poor’s Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, a portion of the shares may be earned based on performance relative to the Standard & Poor’s Utility Index. Any performance-based restricted stock that is not earned is forfeited to the company and canceled.

Our relative total shareholder return from 2003 to 2006 was at the 73rd percentile of the Standard & Poor’s Utility Index. As a result, 100% of the performance-based restricted stock for the 2003-2006 Long-term Incentive Plan cycle were released to plan participants upon the committee’s certification of performance results.

The stock options vest over four years, with one-quarter vesting on each anniversary date of the grant. To the extent that the stock price rises above the price at which the options were granted (the closing price on the date of grant), participants will receive compensation upon the exercise of any vested options. Because this increase in value is also available to shareholders, alignment of shareholder value creation and participant compensation is achieved.

Change in Control/Severance Pay Agreements

We have entered into severance pay agreements, which include change in control features, with all of our executive officers. These provide for cash severance payments and the continuation of certain other benefits for a limited period when the company terminates an executive’s employment other than for cause, death or disability or when the executive terminates for “good reason” as defined in the agreement. The executive’s receipt of a portion of the benefits contemplated by the agreements imposes upon the executive contractual confidentiality, non-competition and non-disparagement obligations. In addition, under our shareholder-approved long-term incentive plan all stock options vest and all performance and time restrictions are lifted for outstanding restricted stock grants upon a change in control of the company. To the extent our executive officers would incur excise taxes upon the acceleration of equity awards, their severance agreements provide that they will be made whole for these taxes.

Severance arrangements such as those that we provide are a prevalent market practice, and we believe that they are an effective device for attracting executives who are leaving an existing employer, for mitigating legal issues upon a separation and in serving as a retention vehicle during uncertain times. Specifically, we believe that they effectively reinforce management continuity, objectivity and focus on shareholder value with respect to actual or potential changes in control by mitigating the effects of potential job loss. With respect to the change in control acceleration of equity awards, this is the predominant practice for existing equity plans within general industry. This approach creates a clean slate for the emerging organization and allows for alignment with metrics that are forward looking and appropriate to a newly created company.

See “Executive Compensation—Severance Pay and Change in Control Agreements” for additional information regarding these agreements.

Other Compensation and Benefits

Retirement, Savings and Deferred Compensation Plans

Our named executive officers are eligible to participate in qualified and non-qualified pension and savings plans available to substantially all employees. They also participate in our Supplemental Executive Retirement and Deferred Compensation Plans.

We believe that retirement, savings and deferred compensation plans in general and the Supplemental Executive Retirement Plan in particular are important elements of an overall compensation package designed to recruit and retain executive talent, especially mid-career executives, as well as for the retention of longer-term executive participants. Supplemental retirement plans, savings plans and deferred compensation plans are all prevalent benefits within Fortune 500 companies.

Retirement Plans

Named executive officers participate in a Cash Balance Plan—a tax-qualified pension plan available to most employees of the company. They also participate with numerous employees in an Excess Cash Balance Plan—a non-qualified “restoration” of benefits plan that provides the benefits that would have been payable under the Cash Balance Plan but for Internal Revenue Code limitations on the amount of compensation that can be considered for calculating benefits under tax-qualified pension plans.

Our named executive officers also participate in a Supplemental Executive Retirement Plan that provides retirement benefits based on final average compensation (defined as the average of the two highest years’ of base salary and average of the three highest annual incentive awards), years of service and age at time of retirement. Upon retirement at age 62, the minimum benefit is 20% of final average earnings after five years of service, increasing to a maximum of 65% of final average earnings after 40 years of service. Lesser benefits are provided for retirement before age 62. The benefits provided by the plan are reduced by the benefits payable under the broad-based Cash Balance Plan and Excess Cash Balance Plan.

Each retirement plan uses base salary and annual incentive bonuses in determining plan benefits. The value of long-term incentive awards is not included in the calculation of benefits payable under these plans.

Savings and Deferred Compensation Plans

Our named executive officers also participate in a broad-based tax-qualified 401(k) Savings Plan to which employees may contribute a portion of their compensation for investment on a tax-deferred basis. The company matches one-half of the first 6% of the employee’s contributions and makes an additional company contribution of up to 1% of base pay if annual earnings targets are met or exceeded. Benefits that would have been provided under the plan but for Internal Revenue Code limitations on the amount of compensation that can deferred under tax-qualified plans, are restored through a deferred compensation plan. All employee contributions, matching company contributions and investment earnings are immediately fully vested.

The named executive officers are also eligible to defer up to 100% of base salary and bonus under a deferred compensation plan. These deferrals may be directed into funds that parallel the investments available under the 401(k) Savings Plan, including Sempra Energy phantom stock accounts, or into a fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or Moody’s plus 1%.

See “Executive Compensation—Retirement Plans” and “Executive Compensation—Nonqualified Deferred Compensation” for additional details.

Health, Life Insurance, Disability and Similar Benefits

Other benefits that we provide to our named executive officers include the life, disability, medical and dental insurance group plans available to virtually all employees. These are common benefits essential to attracting a high-quality workforce.

In addition to the basic group plans, the named executive officers, and certain other senior executives, participate in the following programs: an Executive Medical Insurance Plan providing up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents; an Executive Life Insurance Plan providing additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees); and an Executive Long Term Disability Plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic Long Term Disability Plan.

Upon retirement, the named executive officers participate in the health insurance plans generally provided to virtually all employees.

Perquisites and Other Benefits

We provide certain other benefits to our executives, including our named executive officers, which are typical within general industry. These include financial planning services and excess personal liability insurance. In lieu of reimbursement for mileage and other automobile expenses, the company provides car allowances and provides the Chairman and CEO with an executive security specialist for personal and business driving in the context of an overall security plan. The cost of these benefits is income or imputed income to the executives and is reported in the Summary Compensation Table with detail provided in the footnotes to that table.

The Compensation Committee reviews the level and types of these benefits and perquisites each year and believes that they are important elements to attracting and retaining executive talent.

Evaluation and Compensation of the Chief Executive Officer

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of our CEO. These are based primarily upon objective criteria, including business performance, accomplishment of strategic and financial objectives, development of management, and other matters relevant to the short-term and long-term success of the company and the creation of shareholder value.

The committee also annually evaluates the CEO’s performance in light of these criteria, reports the results of its evaluation to our Board of Directors for its consideration and communicates the results of the committee’s evaluation and the board’s consideration to him. Based upon this evaluation and subject to ratification by the board acting solely through the independent directors, the committee determines the CEO’s compensation level, including base salary and performance standards and awards under annual and long-term incentive plans. In determining the long-term component of his compensation, the committee considers the company’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies and the awards granted in past years.

In 2006, Mr. Felsinger’s objectives included meeting or exceeding the 2006 earnings target as approved by the board; effectively managing the 2006 capital budget; growing the company by completing major projects; developing the organization and ensuring management continuity; creating an even better public image for the company and strengthening relationships with key stakeholders; and concluding key litigation and regulatory proceedings. The board determined that Mr. Felsinger’s overall performance during 2006 was outstanding.

Equity Award Practices

As described under the Long-Term Incentives section, equity-based grants are a key component of our overall compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information to result in favorable pricing. All grants of stock options are made at 100% of fair market value—the closing price of our common stock on the date of grant—and grants are not repriced.

For current employees the Compensation Committee’s longstanding practice has been to make grants on the first trading day of each new year using the methodology approved by the committee. The number of shares granted each year is based on a dollar value, as opposed to a fixed-share approach allowing us to maintain our desired pay mix. Restricted stock and stock options also may be granted upon the hiring or promotion of executive officers with the approval of the committee.

These awards are summarized and further described under the captions “Executive Compensation—Incentive Plans.”

Share Ownership Guidelines

Our Board of Directors has established share ownership guidelines for directors and officers to further strengthen the link between company performance and compensation. The guidelines set forth minimum levels of share ownership that our directors and officers are encouraged to achieve and maintain. For non-employee directors, the guideline is ownership of a number of shares having a market value equal to four times the annual retainer. For officers, the guidelines are:

Executive Level	Share Ownership Guideline
Chief Executive Officer	4 × Base Salary
President	3 × Base Salary
Executive Vice Presidents	3 × Base Salary
Senior Vice Presidents	2 × Base Salary
Other Vice Presidents	1 × Base Salary

The guidelines are expected to be met within five years of becoming a director or officer, and all of our directors and officers who have completed five years of service exceed the share ownership levels established by the guidelines. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans.

The company prohibits employees and directors from trading in puts, calls, options, or other future rights to purchase or sell shares of the company because of the speculative nature of such transactions.

Impact of Regulatory Requirements

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers.

The Compensation Committee believes that tax deductibility is an important factor, but only one factor, to be considered in evaluating a compensation program. Thus, while our performance-based incentive plans have generally been designed and administered to maintain tax deductibility, including shareholder approval of the plans, the committee believes competitive and other circumstances may require that the interests of the company and its shareholders are best served by providing compensation that is not fully tax deductible. Accordingly, the committee may continue to exercise discretion to provide base salaries or other compensation that may not be fully tax deductible by the company. In 2006, all of the compensation of our named executive officers was fully tax deductible by the company except for $226,773 received by Mr. Felsinger.

Other Tax, Accounting and Regulatory Considerations

Many other Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient and in full compliance with these requirements.

Conclusion

We have structured our executive compensation programs to provide competitive levels of benefits as found in the marketplace. Our direct compensation is consistent with our labor market, performance-based and strongly aligned with the interests of our shareholders. This includes a bonus plan that pays for achievement of net income targets, and long-term incentive programs that emphasize both absolute and relative shareholder value creation.

Consistent with our 2006 performance, the total direct compensation (base salaries, bonuses paid and the grant-date value of long-term incentives) of our named executive officers fell within the third quartile (between the 50th percentile and the 75th percentile) of the Fortune 500 market data with the exception of Mr. Felsinger who, as a new CEO, was below the CEO median. This third quartile positioning is primarily attributable to our performance-based bonus payments in 2006. We will continue to actively monitor our competitive labor markets to ensure that we are able to offer the types of programs necessary to attract, retain and motivate top executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Sempra Energy’s Board of Directors has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this proxy statement and, based upon that review and discussion, recommended to the board that it be so included.

COMPENSATION COMMITTEE

William C. Rusnack, Chair

Richard A. Collato

William G. Ouchi

William P. Rutledge

February 14, 2007

EXECUTIVE COMPENSATION

The table below summarizes our 2006 compensation for each of our five most highly compensated executive officers.

Summary Compensation Table

	Salary	Stock Awards (Restricted Stock) (A)	Option Awards (Service- Based Stock Options) (A)	Non-Equity Incentive Plan Compensation (Performance- Based Annual Bonus) (B)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (C)	All Other Compensation (D)	Total
Donald E. Felsinger	$943,320	$5,890,426	$1,137,034	$1,900,000	$1,900,859	$404,040	$12,175,679
Chairman and
Chief Executive Officer
Neal E. Schmale	$745,039	$4,989,642	$681,902	$1,200,000	$1,634,609	$322,631	$9,573,823
President and
Chief Operating Officer
Edwin A. Guiles	$594,669	$2,953,751	$564,115	$833,700	$1,414	$234,854	$5,182,503
Executive Vice President—
Corporate Development
Mark A. Snell	$473,815	$964,669	$176,029	$665,000	$388,748	$123,040	$2,791,301
Executive Vice President
and Chief Financial Officer
Javade Chaudhri	$460,259	$783,203	$148,879	$703,100	$413,540	$152,819	$2,661,800
Executive Vice President
and General Counsel

(A)	Amount recognized as 2006 compensation expense for awards granted in 2006 and prior years calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Note 9 of Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Compensation expense for service-based stock options is based on the Black-Scholes value of the award. The Black-Scholes values of the stock options for which compensation expense is reported in the Summary Compensation Table are:

Stock Option Award Date	Black- Scholes Value	Volatility	Dividend Yield	Risk-Free Rate of Return	Expected Term (Number of Years)
1/02/03	$4.30	24.91%	4.10%	3.42%	6.00
9/29/03	$5.89	25.37%	3.38%	3.34%	6.00
1/02/04	$6.25	25.32%	3.31%	3.68%	6.00
6/08/04	$7.67	24.88%	2.95%	4.26%	6.00
1/03/05	$8.11	24.66%	2.75%	3.85%	6.00
12/06/05	$10.18	23.10%	2.60%	4.41%	6.00
1/03/06	$10.78	23.31%	2.51%	4.28%	6.25

Compensation expense for restricted stock is based on the fair market value of the shares subject to the award on the date of grant less a discount for performance-based restricted stock to reflect the risk associated with the market-based performance measures. The discount from fair market value for performance-based restricted stock awards for which compensation expense is reflected in the Summary Compensation Table is 0.17% for awards granted in 2003; 5.28% for awards granted in 2004; 15.84% and 31.91% for awards granted in 2005; and 31.91% for awards granted in 2006.

For additional information regarding stock awards and option awards, see “Executive Compensation—Incentive Plans” and the tables of Grants of Plan-Based Awards and Outstanding Equity Awards at Year-End appearing under that caption.

(B)	Amount earned for the year and paid in 2007.

(C)

Represents (i) the aggregate change in the actuarial present value of accumulated benefits under defined benefit and actuarial pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The respective amounts are $1,825,231 and $75,628 for Mr. Felsinger; $1,584,671 and $49,938 for Mr. Schmale; $(335,736) and $1,414 for Mr. Guiles; $387,467 and $1,281 for Mr. Snell; and $411,656 and $1,884 for Mr. Chaudhri. In accordance with Securities and Exchange Commission rules, the decrease in Mr. Guiles’ pension benefits has not been reflected in the Summary Compensation Table.

(D)	Includes (i) company contributions to defined contribution plans and related supplemental plans, (ii) executive medical, disability, life and personal liability insurance premiums, (iii) car allowances and the incremental cost to us (mileage at IRS reimbursement rate and hourly rate of drivers) of commuting and other personal use of company cars and drivers, (iv) financial and estate planning services and (v) reimbursement of personal income taxes related to certain amounts included in this column. The respective amounts are $73,316, $143,158, $23,975, $7,445 and $155,697 for Mr. Felsinger; $54,635, $122,026, $14,839, $7,317 and $123,375 for Mr. Schmale; $47,677, $78,143, $19,618, $7,396 and $81,273 for Mr. Guiles; $37,306, $40,438, $14,397, $0 and $30,459 for Mr. Snell; and $34,237, $50,008, $14,306, $8,695 and $45,133 for Mr. Chaudhri. Also includes holiday, business meeting and event gifts and mementos, and residential security alarm services provided to executive officers. Does not include our charitable contributions under programs that match the charitable contributions of our employees on a dollar-for-dollar basis subject to annual maximums that vary by employee position, including contributions of executive officers up to annual maximum match of $20,000 for each officer. Also does not include parking at company offices and the occasional personal use by executive officers of company property or services (including club memberships and tickets for sporting and entertainment events which at the time of personal use would not otherwise be used for the business purposes for which they are provided) for which we incur no more than nominal incremental costs or for which we are reimbursed by the officer for the incremental cost of personal use.

Incentive Plans

Our executive officers participate in shareholder-approved incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under our Executive Incentive Plan. Longer-term incentives, typically performance-based restricted stock and service-based stock options, are provided under our Long Term Incentive Plan.

Our Executive Incentive Plan permits the payment of performance-based cash bonuses from an incentive compensation performance pool based on our operating income. The Compensation Committee establishes a performance period (typically a fiscal year) to measure performance; the maximum percentage (not to exceed 1.5%) of our performance period operating income that will comprise the performance pool; the maximum percentage of the performance pool (not to exceed 30% for the chief executive officer and 17.5% for each other plan participant) that may be paid as a bonus to each participant; and any additional terms and conditions (including the achievement of additional financial, strategic or individual goals) for the payment of bonuses. For each performance period, the committee typically establishes specific earnings or other objective financial targets as guidelines for the payment of bonuses and bonus opportunities (expressed as a percentage of base salary) that vary with the participant’s position and prospective contributions to the attainment of these targets. These guidelines anticipate that the committee will apply downward discretion as permitted by the plan to reduce bonuses paid from plan maximums to the lower amounts contemplated by the guidelines. However, extraordinary corporate or individual performance may result in the payment of bonuses that exceed those contemplated by the guidelines to the extent the amounts paid are consistent with performance pool limitations.

Our Long Term Incentive Plan permits the Compensation Committee to grant a wide variety of equity and equity-based incentive awards including stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and stock awards. However, the only incentive awards that we have granted under the plan are restricted stock and stock options. All restricted stock granted to executive officers, with a single exception, has been subject to performance-based vesting typically at the end of a four-year performance period. All stock options granted to executive officers have been service-based options to purchase shares of our common stock (at the closing price of our shares on the date the option was granted) for a maximum term of ten years and become exercisable in equal annual installments over four years from the date of grant.

The table below summarizes our 2006 grants of annual performance-based bonus awards, restricted stock and stock options to each of our executive officers named in the Summary Compensation Table.

Grants of Plan-Based Awards

			Estimated Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares of Performance-Based Restricted Stock) (C)			Option Awards (Service-Based Stock Options) (D)
	Grant Date (A)	Authorization Date (A)	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares	Exercise Price Per Share	Grant Date Fair Value of Stock and Option Awards (E)
Donald E. Felsinger	1/03/06	12/05/05	$0	$950,000	$1,900,000	22,980	114,900	114,900	75,500	$46.14	$4,423,884
Neal E. Schmale	1/03/06	12/05/05	$0	$600,000	$1,200,000	12,020	60,100	60,100	48,300	$46.14	$2,408,930
Edwin A. Guiles	1/03/06	12/05/05	$0	$416,850	$833,700	8,900	44,500	44,500	35,800	$46.14	$1,784,050
Mark A. Snell	1/03/06	12/05/05	$0	$332,500	$665,000	7,100	35,500	35,500	28,600	$46.14	$1,423,653
Javade Chaudhri	1/03/06	12/05/05	$0	$276,540	$553,100	5,300	26,500	26,500	21,300	$46.14	$1,062,196

(A)	Grant and authorization dates applicable to equity incentive awards, which consist of performance-based restricted stock and service-based stock options, The Compensation Committee authorizes equity incentive awards as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and equity-based incentive awards granted on the first trading day of January. The committee specifies a dollar value and other terms for the awards to be granted to each executive officer and the percentage of that value to be allocated between performance-based restricted stock and service-based stock options. On the January grant date, the committee’s compensation consultants calculate the precise number of shares to be granted to each executive officer applying valuation models previously authorized by the committee and the closing price for shares of our common stock on that date. The closing price on the grant date also establishes the exercise price for the stock options. Restricted stock and stock options also may be granted upon the hiring or promotion of executive officers.

(B)	Non-equity incentive plan awards consist of annual bonuses payable under our Executive Incentive Plan from a performance pool equal to 1.5% of operating income for the year with maximum bonuses not to exceed 30% of the performance pool for the Chief Executive Officer and 17.5% of the performance pool for each other plan participant. Amounts reported in the table represent estimates at the beginning of 2006 of bonuses expected to be paid under earnings performance guidelines established by the Compensation Committee. These guidelines anticipate that the committee will apply downward discretion as permitted by the plan to reduce bonuses paid from plan maximums to the lower amounts contemplated by the guidelines. However, extraordinary corporate or individual performance may result in the payment of bonuses that exceed those contemplated by the guidelines to the extent the amounts paid are consistent with performance pool limitations.

Bonus guidelines for 2006 were based on an earnings target of $913 million, with no bonuses payable for earnings of less than $882 million and maximum bonuses payable for earnings of $1,004 million. Bonuses for targeted earnings performance were set at levels ranging from 100% of base salary for the Chairman and Chief Executive Officer to 60% of base salary for the Executive Vice President and General Counsel, with maximum bonuses ranging from 200% to 120% of base salary. Earnings for the year for bonus purposes (determined by excluding from earnings 90% of net gains from asset sales) were $1,178 million. In February 2007, the Compensation Committee authorized the payment of bonuses at the maximum amounts estimated at the beginning of 2006 for Messrs. Felsinger, Schmale, Guiles and Snell and, in recognition of the conclusion of important litigation and regulatory matters, a bonus of $703,100 to Mr. Chaudhri. These bonuses are reported in the Summary Compensation Table as non-equity incentive plan compensation earned in 2006.

(C)	Equity incentive plan awards consist of performance-based restricted stock—shares of our common stock issued subject to forfeiture conditions that terminate on the satisfaction of long-term performance criteria. During the performance period, the executive is entitled to vote the shares but they cannot be sold or otherwise transferred and dividends are reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period (other than by death or retirement after attaining age 55), the restricted shares are forfeited to the company and canceled subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. We typically permit each holder of restricted shares the opportunity to sell to us (at the market price of our shares at the end of the performance period) a sufficient number of the shares to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

The forfeiture conditions on restricted shares granted in 2006 will terminate at the end of 2009 if we have then achieved a cumulative total return to shareholders for a four-year performance period (beginning January 1, 2006 and ending December 31, 2009) that places us among the top 50% of the companies in the Standard & Poor’s 500 Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, the forfeiture conditions will terminate as to 80% of the shares for performance among the top 55% of the companies in the S&P 500 Utility Index with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the companies in the S&P 500 Utility Index. Any restricted shares for which performance criteria are not satisfied at the end of the four-year performance period will be forfeited to the company. Due to the nature of the performance criteria, we are unable to determine a “target” payout and have reported as the target payout the entire number of shares subject to each grant based upon maximum payouts in 2006 of restricted stock granted in 2003 with similar four-year performance criteria.

(D)	All stock options are service-based options to purchase shares of our common stock granted under our Long-term Incentive Plan. They were granted at an exercise price equal to the closing market price of our common stock on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement.

(E)	The respective amounts of grant date fair value attributable to performance-based restricted stock and service-based stock options are $3,609,994 and $813,890 for Mr. Felsinger; $1,888,256 and $520,674 for Mr. Schmale; $1,398,126 and $385,924 for Mr. Guiles; $1,115,348 and $308,305 for Mr. Snell; and $832,584 and $229,612 for Mr. Chaudhri. Grant date fair value is calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Note 9 of Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions and based upon the assumptions set forth in Note A to the Summary Compensation Table.

The table below summarizes for each of the executive officers named in the Summary Compensation Table our grants of stock options and restricted stock outstanding at December 31, 2006.

Outstanding Equity Awards at Year-End

		Option Awards (Service-Based Stock Options)					Stock Awards (Restricted Stock)
		Number of Shares Underlying Unexercised Options					Service-Based Restricted Stock			Performance-Based Restricted Stock (A)
	Grant Date	Exercisable	Unexercisable (B)	Option Exercise Price		Option Expiration Date	Number of Unvested Shares (C)		Market Value of Unvested Shares	Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares
Donald E. Felsinger	1/03/06	—	75,500	$46.14		1/02/16	—		—	117,116	$6,563,162
	12/06/05	15,250	45,750	$44.64		12/05/15	—		—	22,972	$1,287,352
	1/03/05	14,325	42,975	$36.30		1/02/15	—		—	82,725	$4,635,930
	6/08/04	11,200	11,200	$33.89		6/07/14	—		—	20,422	$1,144,442
	1/02/04	37,900	37,900	$30.20		1/01/14	—		—	70,701	$3,962,088
	1/02/03	76,350	25,450	$24.37		1/01/13	—		—	—	—
	1/02/02	344,400	—	$24.77		1/01/12	—		—	—	—
	3/06/01	80,000	—	$22.65		3/05/11	—		—	—	—
	1/02/01	277,900	—	$22.50		1/01/11	—		—	—	—

		857,325	238,775	$27.75	(D)		—		—	313,936	$17,592,974

Neal E. Schmale	1/03/06	—	48,300	$46.14		1/02/16	—		—	61,259	$3,432,951
	1/03/05	10,700	32,100	$36.30		1/02/15	—		—	61,782	$3,462,277
	6/08/04	—	—	—		—	106,921	(E)	$5,991,841	—	—
	1/02/04	23,300	23,300	$30.20		1/01/14	—		—	43,434	$2,434,026
	1/02/03	46,500	15,500	$24.37		1/01/13	—		—	—	—
	1/02/02	205,900	—	$24.77		1/01/12	—		—	—	—
	1/02/01	193,000	—	$22.50		1/01/11			—	—	—

		479,400	119,200	$26.97	(D)		106,921	(E)	$5,991,841	166,475	$9,329,254

Edwin A. Guiles	1/03/06	—	35,800	$46.14		1/02/16	—		—	45,358	$2,541,869
	1/03/05	9,875	29,625	$36.30		1/02/15	—		—	57,070	$3,198,205
	1/02/04	32,000	32,000	$30.20		1/01/14	—		—	59,708	$3,346,031
	1/02/03	64,500	21,500	$24.37		1/01/13	—		—	—	—
	1/02/02	290,800	—	$24.77		1/01/12	—		—	—	—
	7/23/98	22,020	—	$26.31		7/22/08	—		—	—	—
	7/23/98	10,500	—	$26.31		7/22/08	—		—	—	—

		429,695	118,925	$27.66	(D)		—		—	162,136	$9,086,105

Mark A. Snell	1/03/06	—	28,600	$46.14		1/02/16	—		—	36,185	$2,027,783
	1/03/05	7,650	22,950	$36.30		1/02/15	—		—	44,190	$2,476,408
	1/02/04	10,750	10,750	$30.20		1/01/14	—		—	20,046	$1,123,397
	1/02/03	21,600	7,200	$24.37		1/01/13	—		—	—	—

		40,000	69,500	$34.53	(D)		—		—	100,421	$5,627,588

Javade Chaudhri	1/03/06	—	21,300	$46.14		1/02/16	—		—	27,011	$1,513,697
	1/03/05	5,875	17,625	$36.30		1/02/15	—		—	33,928	$1,901,318
	1/02/04	—	17,750	$30.20		1/01/14	—		—	33,087	$1,854,209
	9/29/03	—	2,350	$29.60		1/01/13	—		—	—	—

		5,875	59,025	$37.62	(D)		—		—	94,026	$5,269,224

(A)	Performance-based restricted stock that will vest or will be forfeited in whole or in part at the end of a four-year performance period, based upon our total return to shareholders compared to market and peer group indexes and subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. We have reported the entire number of the shares subject to the awards and the market value of the shares at December 31, 2006 based upon maximum payouts in 2006 of performance-based restricted stock granted in 2003 with similar four-year performance-based vesting criteria.

(B)	Stock options became exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment. The number of unexercisable option shares that will become exercisable in 2007, 2008, 2009 and 2010 are, respectively, 98,450 shares, 73,000 shares, 48,450 shares and 18,875 shares for Mr. Felsinger; 49,925 shares, 34,425 shares, 22,775 shares and 12,075 shares for Mr. Schmale; 56,325 shares, 34,825 shares, 18,825 shares and 8,950 shares for Mr. Guiles; 27,375 shares, 20,175 shares, 14,800 shares and 7,150 shares for Mr. Snell and 22,425 shares, 20,075 shares 11,200 shares and 5,325 shares for Mr. Chaudhri.

(C)	Includes shares purchased with reinvested dividends on restricted stock that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(D)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively, $24.71 and $38.66 for Mr. Felsinger; $24.34 and $37.54 for Mr. Schmale; $25.50 and $35.46 for Mr. Guiles; $28.22 and $38.17 for Mr. Snell; and $36.30 and $37.75 for Mr. Chaudhri.

(E)	Of the original 100,000 share grant, one-half (together with reinvested dividends) will vest in 2008 and the remaining one-half (together with reinvested dividends) will vest in 2010 subject only to Mr. Schmale’s continued employment at the vesting date and to earlier vesting upon a change in control of the company or various other events specified in the grant or Mr. Schmale’s severance pay agreement.

The table below summarizes information regarding the stock options that were exercised and restricted stock that vested during 2006 for each of our executive officers named in the Summary Compensation Table.

Option Exercises and Stock Vested

	Option Awards (Service-Based Stock Options)		Stock Awards (Performance-Based Restricted Stock)
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)
Donald E. Felsinger	160,960	$4,211,383	87,316	$4,902,339
Neal E. Schmale	109,334	$2,724,931	53,149	$2,984,033
Edwin A. Guiles	171,200	$4,456,420	73,694	$4,137,524
Mark A. Snell	—	—	24,676	$1,385,444
Javade Chaudhri	24,800	$407,344	8,585	$481,990

(A)	Represents the difference between the market value of the option shares on the exercise date and the option exercise price, and for Mr. Schmale also includes $421,003 paid as dividend equivalents upon the exercise of options for 45,114 shares that were granted in 1998.

(B)	Represents the market value of the vesting shares at the December 31, 2006 vesting date.

Retirement Plans

Our Cash Balance Plan is a broad-based tax-qualified retirement plan supplemented by an Excess Cash Balance Plan that provides participants with the additional benefits to which they would have been entitled under the Cash Balance Plan but for limitations on benefits earned under tax-qualified pension plans. Under the Cash Balance Plan and Excess Cash Balance Plan, we annually credit to a notional account for each participant an amount equal to 7.5% of the participant’s salary and bonus. Account balances earn interest and are fully vested after five years of service. Upon retirement or other termination of employment, plan participants may elect to receive the full amount of their vested account balance as a lump sum.

Our Supplemental Executive Retirement Plan provides our executive officers with retirement benefits that supplement those provided by the Cash Balance Plan and the Excess Cash Balance Plan in which they also participate. Under the supplemental plan, benefits are based upon final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during the ten years prior to retirement), years of service and age at retirement. Benefits begin to vest after five years of service and attainment of age 55 with full vesting when age plus years of service total 70 or the executive attains age 60.

Under the Supplemental Executive Retirement Plan, an executive may retire without any reduction in benefits at age 62 upon the completion of five years of service. The unreduced benefit as a percentage of final average earnings is 20% after five years of service, 40% after ten years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service. Benefits payable under the plan are reduced by benefits payable under the Cash Balance Plan and the Excess Cash Balance Plan.

The table below summarizes for each of our executive officers named in the Summary Compensation Table information regarding the present value of accumulated benefits under our various retirement plans at December 31, 2006.

Pension Benefits

	Plan		Number of Years Credited Service	Present Value of Accumulated Benefit (A)
Donald E. Felsinger	Cash Balance Plan	}		$1,149,735
	Excess Cash Balance Plan	}	35	6,444,551
	Supplemental Executive Retirement Plan	}		8,893,363

				$16,487,649	(B)

Neal E. Schmale	Cash Balance Plan	}		$281,962
	Excess Cash Balance Plan	}	9	1,460,442
	Supplemental Executive Retirement Plan	}		4,806,676

				$6,549,080	(B)

Edwin A. Guiles	Cash Balance Plan	}		$979,557
	Excess Cash Balance Plan	}	35	3,943,524
	Supplemental Executive Retirement Plan	}		4,867,642

				$9,790,723	(B)

Mark A. Snell	Cash Balance Plan	}		$75,107
	Excess Cash Balance Plan	}	6	172,279
	Supplemental Executive Retirement Plan	}		1,217,580

				$1,464,966	(C)

Javade Chaudhri	Cash Balance Plan	}		$55,804
	Excess Cash Balance Plan	}	3	138,586
	Supplemental Executive Retirement Plan	}		742,021

				$936,411	(D)

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 8 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age. Also assumes that the executive will remain employed until retirement age.

Amounts shown for the Cash Balance and Excess Cash Balance Plans are based on the greater of the amounts payable under those plans or the present value of the accumulated benefit payable under a predecessor plan for which benefits have been frozen. Messrs. Felsinger, Schmale and Guiles have frozen minimum single life annuity benefits of $46,230, $12,618 and $35,599 per month, respectively, payable at age 62. Reduced benefits are payable as early as age 55 with five years of service and, as of December 31, 2006, Messrs. Felsinger, Schmale and Guiles were entitled to receive reduced benefits of approximately 91%, 68% and 82% of their minimum benefits, respectively. As of December 31, 2007, Mr. Schmale’s reduced benefit will increase to approximately 98% as he will have attained 10 years of service. The benefits are payable in various equivalent annuity forms or in a lump sum. Upon termination of employment, including retirement, plan participants receive the greater of the benefit derived from the cash balance account or these minimum benefits. A portion of these minimum benefits is payable from the Cash Balance Plan with the remaining amount payable from the Excess Cash Balance Plan. Messrs. Felsinger and Guiles’ minimum benefits include an annual automatic cost-of-living adjustment.

The amount shown for the Excess Cash Balance Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan, and the amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit (based on a 50% joint and survivor annuity) over that provided by both the Cash Balance Plan and the Excess Cash Balance Plan.

(B)	Messrs. Felsinger, Schmale and Guiles, who at year-end were ages 59, 60 and 57, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2006, their early retirement benefits would have exceeded the amounts shown in the accompanying table due to early retirement provisions of the plans and increases in the discount rate for lump sum calculations that will become applicable under the Pension Protection Act. Had they retired at December 31, 2006 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $18,573,781 for Mr. Felsinger, $7,282,028 for Mr. Schmale and $14,444,019 for Mr. Guiles.

(C)	Mr. Snell is vested in benefits under the Cash Balance and Excess Cash Balance Plans but not under the Supplemental Executive Retirement Plan. Had his employment terminated at December 31, 2006, he would have received benefits of $312,768.

(D)	Mr. Chaudhri is not yet vested in benefits under any of the plans. Had his employment terminated at December 31, 2006, he would have received no benefits under the plans.

Nonqualified Deferred Compensation

Our nonqualified deferred compensation and excess savings plans permit executives to elect on a year-by-year basis to defer the receipt of all or a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the employee at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1% (6.3% for 2006) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) Savings Plans in which all employees may elect to participate.

The table below summarizes for each of the executive officers named in the Summary Compensation Table information relating to their participation in our nonqualified deferred compensation and excess savings plans.

Nonqualified Deferred Compensation

	Executive Contributions in 2006 (A)	Company Contributions in 2006 (B)	Aggregate Earnings in 2006 (C)	Aggregate Balance at December 31, 2006 (D)
Donald E. Felsinger	$56,599	$64,616	$1,570,616	$14,545,012
Neal E. Schmale	$44,702	$45,935	$1,127,324	$9,036,921
Edwin A. Guiles	$83,890	$38,977	$548,379	$3,216,577
Mark A. Snell	$28,429	$28,606	$43,644	$361,660
Javade Chaudhri	$179,301	$25,537	$23,183	$301,643

(A)	Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would otherwise have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2006 that are also included as salary and bonus compensation reported in the Summary Compensation Table total $56,599 for Mr. Felsinger, $44,702 for Mr. Schmale, $35,680 for Mr. Guiles, $28,429 for Mr. Snell and $46,026 for Mr. Chaudhri.

(B)	Company contributions are identical to the amounts that the executive would have received under our tax-qualified 401(k) Savings Plan but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings on deferred compensation (other than above-market interest) are not reported in the Summary Compensation Table. Earnings not reported in the Summary Compensation Table total $1,494,988 for Mr. Felsinger, $1,077,386 for Mr. Schmale, $546,965 for Mr. Guiles, $42,362 for Mr. Snell and $21,299 for Mr. Chaudhri.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2006 or prior years or would have been so included had the current reporting requirements been applicable to the executive. Such amounts that have or would have been reported in Summary Compensation Tables are $4,454,372 for Mr. Schmale, $254,662 for Mr. Snell and $276,224 for Mr. Chaudhri. They are estimated to be no less than $8,460,596 for Mr. Felsinger and $1,421,865 for Mr. Guiles.

Severance Pay and Change in Control Agreements

We have a severance pay agreement with each of our executive officers named in the Summary Compensation Table. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless we or the executive elect not to extend the term.

The severance pay agreements provide for the payment of severance benefits in the event that we were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability or the executive were to do so for “good reason” as defined in his agreement. They also provide for enhanced severance benefits if the termination of employment were to occur within two years of a “change in control” of the company.

In addition, our stock option and restricted stock agreements provide that all stock options would become immediately exercisable and all forfeiture and transfer conditions on restricted stock would immediately terminate upon a change in control of the company, whether or not accompanied or followed by a termination of the executive’s employment.

A change in control is defined to include the acquisition by one person or group of 20% or more of our share voting power, the election of a new majority of the board comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election, certain mergers, consolidations or sales of assets that result in our shareholders owning less than 60% of the voting power of the company or of the surviving entity or its parent, and approval by our shareholders of the liquidation or dissolution of the company.

Donald E. Felsinger

Mr. Felsinger’s severance pay agreement provides that if we were to terminate his employment (other than for cause, death or disability) during the term of the agreement or he were to do so for good reason, he would receive a lump-sum payment equal to (i) the sum of his annual base salary and the greater of his target bonus for the year of termination or the average of the three years’ highest gross annual bonus awards in the five years preceding the year of termination, and in the event of termination within two years following a change in control of the company the payment would be multiplied by two, and (ii) a pro rata portion for the year of termination of the target amount payable under any annual incentive compensation awards for that year or, if greater, the average of the three years’ highest gross bonus awards paid to him in the five years preceding the year of termination. In addition, (i) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and all restrictions on the awards would immediately lapse with any performance criteria assumed to have been achieved at target levels, (ii) all cash-based long-term incentive awards would be paid pro rata at target amounts, (iii) life, disability, accident and health insurance benefits would be continued for two years, (iv) executive life insurance benefits would be continued until age 65, and (v) financial planning and outplacement services would be provided for two years, and an additional one year in the event of termination following a change in control. Mr. Felsinger’s agreement also provides for two additional years of age and service credit (three additional years in the event of termination within two years following a change in control) for purposes of the calculation of retirement benefits.

Mr. Felsinger’s agreement also provides that in the event we were to terminate his employment (other than for cause, death or disability) during the term of the agreement or he were to do so for good reason and he were to agree to provide consulting services to us for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality, he would receive an additional lump-sum payment equal to the sum of his annual base salary and the greater of his target bonus for the year of termination or the average of the three years’ highest gross annual bonus awards in the five years preceding the year of termination, and life, disability, accident and health insurance benefits would also be continued for an additional year.

The agreement also provides that if Mr. Felsinger’s employment were to be terminated as a result of disability, he would be credited with two additional years of age and service credits (three years following a change in control) for purposes of the calculation of retirement benefits.

The agreement provides for a gross-up payment to offset the effects of any excise taxes imposed on Mr. Felsinger under Section 4999 of the Internal Revenue Code.

Good reason is defined in Mr. Felsinger’s agreement to include an adverse change in his title, authority, duties, responsibilities or reporting lines, a reduction in his annual base salary or aggregate annualized compensation and benefit opportunities other than across-the-board reductions prior to a change in control of the company that similarly affect all executives whose compensation is directly determined by our Compensation Committee, and a substantial increase in his business travel obligations. It also defines good reason to include a relocation of Mr. Felsinger’s principal place of employment that occurs following a change in control.

Cause is defined in Mr. Felsinger’s agreement to include a willful and continued failure to substantially perform his duties with the company and the commission of one or more acts of moral turpitude that constitute a violation of applicable law which result in an adverse affect on the company or significant acts of dishonesty.

Other Named Executive Officers

The severance pay agreements of our other executive officers named in the Summary Compensation Table provide that in the event we were to terminate the executive’s employment (other than for cause, death or disability) during the term of the agreement or the executive were to do so for good reason, the executive would receive (i) a lump-sum cash payment equal to the executive’s annual base salary and the greater of the executive’s average annual bonus or average annual target bonus for the two years prior to termination, (ii) continuation of health insurance benefits for a period of one year, and (iii) financial planning and outplacement services for two years. If the termination were to occur within two years after a change in control of the company (i) the lump-sum cash payment would be multiplied by two, (ii) an additional lump-sum payment would be paid equal to the pro rata portion for the year of termination of the target amount payable under any annual incentive compensation award for that year or, if greater, the average of the three highest gross annual bonus awards paid to the executive in the five years preceding the year of termination, (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse, (iv) a lump-sum cash payment would be made equal to the present value of the executive’s benefits under our supplemental executive retirement plan calculated on the basis of the greater of actual years of service and years of service that would have been completed upon attaining age 62 and applying certain early retirement factors, or in the case of Neal Schmale calculated with three additional years of age and service credits, (v) life, executive life, disability, accident and health insurance benefits would be continued for two years, and (vi) financial planning and outplacement services would be provided for three years.

The agreements also provide that in the event we were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason and the executive agrees to provide consulting services to us for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality, the executive would receive an additional lump-sum payment equal to the executive’s annual base salary and the greater of the executive’s target bonus for the year of termination or the average of the two or three highest gross annual bonus awards paid to the executive in the five years prior to termination, and health insurance benefits that would be continued for an additional year.

Mr. Schmale’s agreement also provides that if his employment were to be terminated as a result of disability, he would be credited with three additional years of age and service credits for purposes of the calculation of retirement benefits.

The agreements provide for a gross-up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate to a senior executive of the company, a material reduction in the executive’s overall standing and responsibilities within the company, and a material reduction in the executive’s annualized compensation and benefit opportunities, other than across-the-board reductions affecting all similarly situated executives of comparable rank. Following a change in control of the company, good reason is defined to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines, a reduction in the executive’s annualized compensation opportunities other than across-the-board reductions of less than 10% similarly affecting all similarly situated executives of comparable rank, a relocation of the executive’s principal place of employment by more than 30 miles, and a substantial increase in business travel obligations.

Prior to a change in control of the company, cause is defined in the agreements to include a willful failure to substantially perform the executive’s duties, grossly negligent performance of the executives duties, gross insubordination, and the commission of one or more acts of moral turpitude that constitute a violation of applicable law which result in an adverse affect on the company or significant acts of dishonesty. Following a change of control, cause is defined as in Mr. Felsinger’s agreement.

Estimated Severance and Change in Control Benefits

The following table shows the benefits to which each executive officer named in the Summary Compensation Table would have been entitled had we terminated his employment (other than for cause, death or disability) at December 31, 2006 or had the executive done so for good reason, and the benefits to which the executive would have been entitled had the termination occurred within two years following a change in control of the company. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance benefits and the enhanced benefits would not be subject to excise taxes for which the executive would be entitled to reimbursement. The table also shows the benefits to which the executive would have been entitled (accelerated vesting of stock options and restricted stock) had a change in control of the company occurred on December 31, 2006 whether or not accompanied or followed by a termination of the executive’s employment.

Severance and Change in Control Benefits

	Termination by the Company Without Cause or by the Executive Officer for Good Reason
	Unrelated to a Change in Control	After a Change in Control	Change in Control
Donald E. Felsinger
Lump Sum Cash Payment (A)	$4,073,866	$6,110,800	$—
Stock Option/Restricted Stock Vesting (B)	25,401,116	25,401,116	25,401,116
Enhanced Retirement Benefits (C)	1,019,840	1,400,416	—
Health & Welfare Benefits (D)	1,618,947	1,618,947	—
Financial Planning (E)	30,000	45,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	12,646,941	8,954,704

	$32,193,769	$47,273,220	$34,355,820

Neal E. Schmale
Lump Sum Cash Payment (A)	$3,157,200	$4,735,800	$—
Stock Option/Restricted Stock Vesting (B)	2,802,000	19,409,063	19,409,063
Enhanced Retirement Benefits (C)	—	1,984,017	—
Health & Welfare Benefits (D)	30,776	711,957	—
Financial Planning (E)	20,000	30,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	8,580,845	5,423,546

Total	$6,059,976	$35,501,682	$24,832,609

Edwin A. Guiles
Lump Sum Cash Payment (A)	$2,770,700	$4,156,050	$—
Stock Option/Restricted Stock Vesting (B)	—	14,798,220	14,798,220
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	30,776	446,865	—
Financial Planning (E)	20,000	30,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	5,809,568	4,062,173

Total	$2,871,476	$25,290,703	$18,860,393

	Termination by the Company Without Cause or by the Executive Officer for Good Reason
	Unrelated to a Change in Control	After a Change in Control	Change in Control

Mark A. Snell
Lump Sum Cash Payment (A)	$2,031,200	$3,046,800	$—
Stock Option/Restricted Stock Vesting (B)	—	7,877,113	7,877,113
Enhanced Retirement Benefits (C)	—	1,851,460	—
Health & Welfare Benefits (D)	37,046	234,483	—
Financial Planning (E)	20,000	30,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	5,309,195	2,769,348

Total	$2,138,246	$18,399,051	$10,646,461

Javade Chaudhri
Lump Sum Cash Payment (A)	$1,970,900	$2,956,350	$—
Stock Option/Restricted Stock Vesting (B)	—	6,543,485	6,543,485
Enhanced Retirement Benefits (C)	—	1,106,166	—
Health & Welfare Benefits (D)	37,046	303,263	—
Financial Planning (E)	20,000	30,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	4,691,260	2,588,147

Total	$2,077,946	$15,680,524	$9,131,632

(A)	Severance payment equal to two times (three times following a change in control) the sum of annual base salary and the average of three highest incentive bonuses paid in last five years. Excludes payment of bonus earned in the year of termination.

(B)	Fair market value at December 31, 2006 of unvested performance-based restricted stock for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of unvested stock options that would become exercisable.

(C)	For Mr. Felsinger, the amount shown for termination unrelated to a change in control is the incremental actuarial value of the supplemental executive retirement plan benefit assuming two additional years of age and service. For Messrs. Felsinger and Schmale, the amount shown for termination after a change in control is the incremental actuarial value assuming three additional years of age and service. For Messrs. Guiles, Snell and Chaudhri, the amount shown for termination after a change of control is the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health, life, disability and accident benefits for two years for termination unrelated to a change in control and three years for termination after a change in control. For Mr. Felsinger, also includes the six additional years of executive life insurance benefits. For the other named executive officers includes three additional years of executive life insurance benefits for termination after a change of control.

(E)	Estimated value associated with continuation of financial planning services for two years for termination unrelated to a change in control, and three years for termination after a change in control.

(F)	Estimated value associated with outplacement services for two years for termination unrelated to a change in control, and three years for termination after a change in control.

(G)	Gross-up payment covering the full cost of excise tax under Internal Revenue Code Sections 280G and 4999.

Our Severance Agreements with Messrs. Felsinger and Schmale also provide that if their employment were to be terminated as a result of disability, they would be credited with an additional two and three years, respectively, of age and service credits for purposes of the calculation of retirement benefits. Had their employment terminated at December 31, 2006 as a result of disability, the additional benefits to which they would have become entitled would have been $1,019,840 for Mr. Felsinger and $1,984,017 for Mr. Schmale.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or by the company for cause are not entitled to enhanced benefits.

This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

Catherine C. Lee

Corporate Secretary

Dated: March 2, 2007

Admission Ticket

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Sempra Energy Annual Meeting Proxy Card 123456 C0123456789 12345

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Items 1 and 2 and AGAINST items 3, 4 and 5.

The Board of Directors recommends a vote FOR the Election of Directors.	+

1.	Election of Directors:

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the appropriately numbered box from the list on the reverse side.
01 — ☐ 02 — ☐ 03 — ☐

The Board of Directors recommends a vote FOR Proposal 2.

	For	Against	Abstain
2. Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 3.4 and 5.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
3. Adopt Simple Majority Vote Proposal	☐	☐	☐	4. Director Election Majority Vote Standard Proposal	☐	☐	☐	5. Supplemental Executive Retirement Plan Policy Proposal	☐	☐	☐

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ADMISSION TICKET ADMIT ONE SHAREHOLDER AND GUEST

2007 Annual Meeting of

Sempra Energy Shareholders

Thursday, April 26, 2007 • 10:00 a.m.

The Hilton Costa Mesa

Costa Mesa, California

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

Doors will open at 9:00 A.M.

Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

YOUR VOTE IS IMPORTANT:

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please vote your shares.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Sempra Energy

Annual Meeting of Shareholders — April 26, 2007

Solicited on Behalf of the Board of Directors

DONALD E. FELSINGER and JAVADE CHAUDHRI jointly or individually and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the 2007 Annual Meeting of Shareholders of Sempra Energy, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

This card also provides voting instructions for shares held in the Sempra Energy Direct Stock Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries.

Election of Directors, Nominees:

01. Wilford D. Godbold, Jr.

02. Richard G. Newman

03. Neal E. Schmale

(Continued and to be signed on other side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Sempra Energy Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Items 1 and 2 and AGAINST Items 3, 4 and 5.

The Board of Directors recommends a vote FOR the Election of Directors.	+

1.	Election of Directors:

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the appropriately numbered box from the list on the reverse side.
01 — ☐ 02 — ☐ 03 — ☐

The Board of Directors recommends a vote FOR Proposal 2.

	For	Against	Abstain
2. Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 3, 4 and 5.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
3. Adopt Simple Majority Vote Proposal	☐	☐	☐	4. Director Election Majority Vote Standard Proposal	☐	☐	☐	5. Supplemental Executive Retirement Plan Policy Proposal	☐	☐	☐

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NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

2007 Annual Meeting of

Sempra Energy Shareholders

Thursday, April 26, 2007 • 10:00 a.m.

The Hilton Costa Mesa

Costa Mesa, California

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Sempra Energy

Annual Meeting of Shareholders — April 26, 2007

Solicited on Behalf of the Board of Directors

DONALD E. FELSINGER and JAVADE CHAUDHRI jointly or individually and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the 2007 Annual Meeting of Shareholders of Sempra Energy, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

This card also provides voting instructions for shares held in the Sempra Energy Direct Stock Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries.

Election of Directors, Nominees:

01.Wilford D.Godbold, Jr.

02. Richard G. Newman

03. Neal E. Schmale

(Continued and to be signed on other side)